UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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GenMark Diagnostics, Inc.
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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 31, 2019

The Annual Meeting of Stockholders of GenMark Diagnostics, Inc. (the “Company”) will be held on May 31, 2019, at 2:00 p.m. local time at the Company’s corporate offices located at 5964 La Place Court, Carlsbad, California 92008 for the following purposes, as more fully described in the accompanying Proxy Statement:

1.	To elect Lisa M. Giles and Michael S. Kagnoff as Class III directors to hold office for a term of three years.

2.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019.

3.	To approve, on an advisory basis, the compensation of the Company’s named executive officers.

4.	To transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.
Only stockholders of record at the close of business on April 5, 2019 will be entitled to notice of, and to vote at, the meeting or any adjournments or postponements thereof.

BY ORDER OF THE BOARD OF DIRECTORS:

James Fox, Ph.D.
Chairman of the Board

Carlsbad, California
April 17, 2019

YOUR VOTE IS IMPORTANT!
ALL STOCKHOLDERS ARE INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, WE ENCOURAGE YOU TO READ THIS PROXY STATEMENT AND SUBMIT YOUR PROXY OR VOTING INSTRUCTIONS AS SOON AS POSSIBLE. THIS WILL ENSURE THE PRESENCE OF A QUORUM AT THE MEETING. FOR SPECIFIC INSTRUCTIONS ON HOW TO VOTE YOUR SHARES, PLEASE REFER TO THE INSTRUCTIONS ON THE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS (THE “NOTICE”) YOU RECEIVED IN THE MAIL, THE QUESTION “HOW DO I VOTE?” IN THIS PROXY STATEMENT, OR, IF YOU REQUESTED PRINTED PROXY MATERIALS, YOUR ENCLOSED PROXY CARD. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON IF YOU WISH TO DO SO EVEN IF YOU HAVE PREVIOUSLY SUBMITTED YOUR PROXY OR VOTING INSTRUCTIONS.
GenMark Diagnostics, Inc.
5964 La Place Court
Carlsbad, CA 92008
(760) 448-4300
PROXY STATEMENT
********************************

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 31, 2019

This Proxy Statement and the Company’s 2018 Annual Report are both available at www.proxyvote.com.

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ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 31, 2019

GENERAL

GenMark Diagnostics, Inc. (the “Company”) has made these proxy materials available to you on the internet, or, upon your request, has delivered printed proxy materials to you, in connection with the solicitation of proxies by the Board of Directors (the “Board”) of the Company for use at the Annual Meeting of Stockholders to be held on May 31, 2019, at 2:00 p.m. local time, at the Company’s corporate offices located at 5964 La Place Court, Carlsbad, California 92008, and at any adjournments or postponements thereof (the “Annual Meeting”). These materials were made available to stockholders on or about April 17, 2019.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

1.	What is the purpose of the Annual Meeting?

The Annual Meeting will be held for the following purposes: (a) to elect Lisa M. Giles and Michael S. Kagnoff as Class III directors to hold office for a term of three years; (b) to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019; (c) to approve, on an advisory basis, the compensation of the Company’s named executive officers as described herein; and (d) to transact such other business that may properly come before the Annual Meeting.

2.	Who is soliciting the proxies?

The proxies for the Annual Meeting are being solicited by the Board.

3.	Why did I receive a notice in the mail regarding the internet availability of proxy materials (the “Notice”) instead of a full set of proxy materials?

In accordance with rules adopted by the Securities and Exchange Commission (the “SEC”), instead of mailing a printed copy of our proxy materials to each stockholder of record or beneficial owner, we are furnishing the proxy materials to our stockholders over the internet, which include this Proxy Statement and the accompanying Notice, proxy card and the Company’s Annual Report. The Annual Report is not incorporated into this Proxy Statement and shall not be considered a part of this Proxy Statement or soliciting materials. Because you received a Notice by mail, you will not receive a printed copy of the proxy materials, unless you have previously made a permanent election to receive these materials in paper copy. The Notice, which was mailed to most of our stockholders, instructs you how to access and review all of the proxy materials on the internet. The Notice also instructs you how to submit your proxy on the internet. If you would like to receive a paper or email copy of our proxy materials, you should follow the instructions for requesting such materials in the Notice.

4.	How do I get electronic access to the proxy materials?

The Notice will provide you with instructions regarding how to view our proxy materials for the Annual Meeting on the internet. From our internet site you can instruct us to send our future proxy materials to you electronically by email.

Choosing to receive your future proxy materials by email will save us the cost of printing and mailing documents to you and will reduce the impact of printing and mailing these materials on the environment. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.

5.	Who is entitled to vote?

Only record holders of outstanding shares of the Company’s common stock at the close of business on April 5, 2019 are entitled to notice of, and to vote at, the Annual Meeting. At the close of business on April 5, 2019, there were 57,026,053 shares of our common stock outstanding. Each share of common stock is entitled to one vote.

In accordance with Delaware law, a list of stockholders entitled to vote at the Annual Meeting will be available at the Annual Meeting, and for 10 calendar days prior to the Annual Meeting, at 5964 La Place Court, Carlsbad, California 92008, Monday through Friday between the hours of 9:00 a.m. and 4:00 p.m. local time.

6.	Is cumulative voting permitted for the election of directors?

No. You may not cumulate your votes for the election of directors.

7.	How do I vote?

If you have shares for which you are the stockholder of record, you may vote those shares by proxy. You may also vote by proxy over the internet by following the instructions provided in the Notice, or, if you requested to receive printed proxy materials, you may also vote by mail or telephone pursuant to instructions provided on the proxy card. Additionally, shares held in your name as the stockholder of record may be voted by you in person at the Annual Meeting.

Most of our stockholders hold their shares as a beneficial owner through a broker or other nominee rather than directly in their own name. If you are the beneficial owner of shares held in “street name,” you may also vote by proxy over the internet by following the instructions provided in the Notice, or, if you requested to receive printed proxy materials, you may also vote by telephone or mail by following the voting instruction card provided to you by your broker or other nominee. If you do not give instructions to your broker, your shares may constitute “broker non-votes.” Under the rules that govern brokers who are voting shares held in street name, a broker is entitled to vote shares held for a beneficial owner on “routine” matters, such as the ratification of the appointment of Ernst & Young LLP as our independent auditors (Proposal 2), without instructions from the beneficial owner of those shares. On the other hand, absent instructions from the beneficial owner of such shares, a broker is not entitled to vote shares held for a beneficial owner on “non-routine” matters, such as the election of our directors (Proposal 1), and the vote to approve, on an advisory basis, the compensation of the our named executive officers (Proposal 3).

If your shares are held in street name, you may not vote your shares in person at the Annual Meeting unless you obtain a “legal proxy” from the broker or nominee that holds the shares giving you the right to vote the shares at the Annual Meeting.

Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy or voting instructions as described below so that your vote will be counted if you later decide not to attend the Annual Meeting.

8.	Can I change my vote after I submit my proxy?

Yes. If you are a stockholder of record, you may revoke a proxy at any time before it is voted at the Annual Meeting by: (a) delivering a proxy revocation or another duly executed proxy bearing a later date to our Corporate Secretary at 5964 La Place Court, Carlsbad, CA 92008; (b) voting again by telephone or over the internet at a later time; or (c) attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not revoke a proxy unless you actually vote in person at the meeting. For shares you hold beneficially in street name, you may change your vote by submitting new voting instructions to your broker or other nominee in accordance with the instructions they provided, or, if you have obtained a legal proxy from your broker or other nominee giving you the right to vote your shares, by attending the Annual Meeting and voting in person.

9.	How are the votes counted and what vote is needed to approve each of the proposals?

Proposal 1 - Election of Directors

In an uncontested director election (which will occur at the Annual Meeting), the votes cast for a nominee's election must exceed the votes cast against such nominee’s election. The number of votes cast with respect to a director’s election excludes abstentions with respect to that particular director’s election. Broker non-votes will not be considered as present and entitled to vote on this proposal, and, therefore, will have no effect on the vote for this proposal.

Proposal 2 - Ratification of Appointment of Ernst & Young LLP

The proposal to ratify the appointment of Ernst & Young LLP requires the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on such proposal. Abstentions are considered present and entitled to vote with respect to this proposal and will, therefore, be treated as votes against this proposal. Broker non-votes will not be considered as present and entitled to vote on this proposal, and, therefore, will have no effect on the vote for this proposal.

Proposal 3 - Advisory Vote on Compensation of Named Executive Officers

The proposal to approve, on an advisory basis, the compensation of the Company’s named executive officers requires the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on such proposal. Abstentions are considered present and entitled to vote with respect to this proposal and will, therefore, be treated as votes against this proposal. Broker non-votes will not be considered as present and entitled to vote on this proposal, and, therefore, will have no effect on the vote for this proposal.

If you provide specific instructions with regard to certain proposals, your shares will be voted as you instruct on such proposals. If no instructions are indicated, the shares will be voted as recommended by the Board (i.e., “FOR” the nominees to the Board listed in these materials, “FOR” the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019, and “FOR” the approval, on an advisory basis, of the compensation of the Company’s named executive officers, unless you submit your proxy card through a broker and your broker does not indicate a vote on a particular matter because your broker has not received voting instructions from you (See Question 7 above). If the Company receives a proxy card with a broker non-vote, your proxy will be voted “FOR” the ratification of the appointment of Ernst & Young LLP; however your proxy will not be included as a vote “FOR” or “AGAINST” the nominees to the Board or the proposal to approve, on an advisory basis, the compensation of the Company’s named executive officers.

10.	How does the Board recommend that I vote?

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE:

•	FOR THE PROPOSED NOMINEES FOR ELECTION TO THE BOARD;

•	FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP; AND

•	FOR THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.

11.	How many shares must be present to hold the Annual Meeting?

A majority of the outstanding shares of common stock entitled to vote at the Annual Meeting must be present in person or by proxy in order for there to be a quorum at the Annual Meeting. Both broker non-votes (discussed in Question 7) and stockholders of record who are present at the Annual Meeting in person or by proxy and who abstain from voting, including brokers holding customers’ shares of record who cause abstentions to be recorded at the Annual Meeting, will be included in the number of stockholders present at the Annual Meeting for purposes of determining whether a quorum is present.

12.	Who pays the costs of the proxy solicitation?

The Company will pay all of the costs of soliciting proxies. In addition to solicitation by mail, officers, directors and employees of the Company may solicit proxies personally or by telephone, without receiving additional compensation. The Company, if requested, will also pay brokers and other fiduciaries that hold shares of common stock for beneficial owners for their reasonable out-of-pocket expenses of forwarding these materials to stockholders. The Company has retained Kingsdale Advisors to provide strategic advisory services and to solicit proxies in connection with the Annual Meeting. The Company has paid Kingsdale Advisors a fee of approximately $25,000 for its services, plus related expenses.

13.	Could other matters be presented for a vote at the Annual Meeting?

The Company is not aware, as of the date hereof, of any matters to be presented for a vote at the Annual Meeting other than those stated in this Proxy Statement. If any other matters are properly brought before the Annual Meeting, the persons named as proxy holders (Hany Massarany and Scott Mendel) will have the discretionary authority to vote the shares represented by the proxy card on those matters. If for any reason any of the nominees are not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by the Board.

14.	Where can I find the voting results of the Annual Meeting?

We intend to announce the preliminary voting results at the Annual Meeting and will publish the final results in a current report on Form 8-K, which we expect to file with the SEC within four business days of the Annual Meeting. If the final voting results are unavailable in time to file a current report on Form 8-K with the SEC within four business days after the Annual Meeting, we intend to file a Form 8-K to disclose the preliminary results and, within four business days after the final results are known, we will file an additional current report on Form 8-K with the SEC to disclose the final voting results.

15.	How do I make a stockholder proposal or nominate an individual to serve as a director for next year’s annual meeting of stockholders?

The Company’s amended and restated bylaws (“Bylaws”) state the procedures for a stockholder to bring a stockholder proposal or nominate an individual to serve as a director of the Board. The Bylaws provide that advance notice of a stockholder’s proposal or nomination of an individual to serve as a director must be delivered to our Corporate Secretary at the Company’s principal executive offices not earlier than the one hundred twentieth (120th) day, nor later than the close of business on the ninetieth (90th) day, prior to the anniversary of the previous year’s annual meeting of stockholders, or February 1, 2020 and March 2, 2020, respectively. However, the Bylaws also provide that in the event that no annual meeting was held in the previous year or the date of the annual meeting is advanced by more than thirty (30) days, or delayed by more than seventy (70) days, from the anniversary date of the Annual Meeting, notice must be received not earlier than the one hundred twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or, if the first public announcement of the date of such annual meeting is less than one-hundred (100) days prior to the date of such annual meeting, the tenth (10th) day following the day on which the public announcement of the date of such meeting is first made.

In addition to meeting the advance notice provisions mentioned above, the stockholder in its notice must provide the information required by our Bylaws to bring a stockholder proposal to nominate an individual to serve as a director.

A copy of the full text of the provisions of our Bylaws dealing with stockholder nominations and proposals is available to stockholders from our Corporate Secretary upon written request.

Stockholders interested in submitting a proposal for consideration at our 2020 Annual Meeting must do so by sending such proposal to our Corporate Secretary at 5964 La Place Court, Carlsbad, CA 92008, Attention: Corporate Secretary. Under the SEC’s proxy rules, the deadline for submission of proposals to be included in our proxy materials for the 2020 Annual Meeting is December 19, 2019. Accordingly, in order for a stockholder proposal to be considered for inclusion in our proxy materials for the 2020 Annual Meeting, any such stockholder proposal must be received by our Corporate Secretary on or before December 19, 2019, and comply with the procedures and requirements set forth in Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as well as the applicable requirements of our Bylaws. Any stockholder proposal received after December 19, 2019 will be considered untimely, and will not be included in our proxy materials. If you would like a copy of these procedures, please contact our Corporate Secretary as provided above, or access our Bylaws on our web site at www.genmarkdx.com. Failure to comply with the procedures and deadlines stated in the Bylaws may preclude presentation of the matter at our 2020 Annual Meeting.

BOARD OF DIRECTORS INFORMATION

Our Board currently consists of six members and is divided into three classes. The directors in each class serve three-year terms and in each case until their respective successors are duly elected and qualified.

Lisa M. Giles and Michael S. Kagnoff are the two current Class III directors whose terms expire at the Annual Meeting. Each individual is being nominated for re-election as a director.

In July 2018, the Board, acting upon the recommendation of our Corporate Governance and Nominating Committee (the “Governance Committee”), approved the amendment and restatement of our Bylaws to, among other things, adopt a majority vote standard for the election of directors in uncontested director elections. The majority vote standard provides that, to be elected in an uncontested election, the votes cast for a nominee's election must exceed the votes cast against such nominee’s election. The number of votes cast with respect to a director’s election excludes abstentions with respect to that particular director’s election. In contested elections where the number of nominees exceeds the number of directors to be elected (a situation which will not occur at the Annual Meeting), the vote standard will be a plurality of votes cast. Under a plurality standard, stockholders will not be permitted to vote against a nominee, and the nominees who receive the highest number of votes cast “FOR” their election will be elected as directors.

Also in July 2018, the Board, acting upon the recommendation of the Governance Committee, approved the amendment and restatement of the Company’s Corporate Governance Guidelines, which, among other things, provide that a director must tender his or her resignation from the Board for consideration by the Governance Committee and the Board, if he or she fails to receive the required number of votes for re-election as set forth in our Bylaws. If an incumbent director fails to receive the required vote for re-election to the Board, the Governance Committee will promptly submit its recommendation on whether to accept the director's resignation for consideration by the Board. In making its recommendation, the Governance Committee will consider all factors it deems relevant, including, without limitation, the following:

•the stated reasons why stockholders withheld votes for election from such director;
•the length of service and qualifications of such director;
•the director's contribution to the Company; and
•the availability of other qualified candidates for director.

The Board will act on the Governance Committee’s recommendation no later than 90 days following the date of the applicable stockholders’ meeting. In doing so, the Board will consider the factors evaluated by the Governance Committee and such additional information and factors the Board believes to be relevant. If the Board determines that the director’s resignation is in the best interests of the Company and its stockholders, the Board will promptly accept the resignation. The Company will publicly disclose the Board’s decision within four business days, providing an explanation of the process by which the decision was reached, and, if applicable, the reasons for not accepting the director’s resignation. Any director who has submitted his or her resignation will not participate in the Governance Committee’s or Board’s consideration of the appropriateness of his or her continued service, except to respond to requests for information.

The following sets forth information regarding members of our Board, including the director nominees for election at the Annual Meeting, related to their business experience and service on other boards of directors. In addition, we discuss below the qualifications, attributes and skills that led our Board to conclude that each of our directors should serve as a director. While we do not have a stand-alone diversity policy, in considering whether to recommend any director nominee, including candidates recommended by stockholders, we believe that the backgrounds and qualifications of the directors, considered as a group, should provide a significant mix of experience, knowledge, and abilities that will allow our Board to fulfill its responsibilities. As set forth in our Corporate Governance Guidelines, these criteria generally include, among other things, an individual’s business experience and skills (including skills in core areas such as operations, management, technology, accounting and finance, strategic planning, and international markets), as well as independence, judgment, knowledge of our business and industry, professional reputation, leadership, integrity, and the ability to represent the best interests of the Company’s stockholders. In addition, the Governance Committee will also consider the ability to commit sufficient time and attention to the activities of the Board, as well as the absence of any potential conflicts with the Company’s interests. The Governance Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. Our Board is responsible for selecting candidates for election as directors based on the recommendation of the Governance Committee.

We believe that our current Board includes individuals with a strong background in executive leadership and management, accounting and finance, and industry knowledge. In addition, each of our directors has a strong professional reputation and has shown a dedication to his or her profession and community. We also believe that our directors’ diversity of backgrounds and experiences results in different perspectives, ideas and viewpoints, which make our Board more effective in carrying out its duties. We believe that our directors hold themselves to the highest standards of integrity and that they are committed to representing the long-term interests of our stockholders.

Nominees for Election as Class III Directors for a Term Expiring at the Company’s 2022 Annual Meeting of Stockholders

Lisa M. Giles. Ms. Giles, age 60, has served on the Company’s Board since February 2015. Since 2000, Ms. Giles has served as CEO and President of Giles & Associates Consultancy, Inc., a strategy consulting firm serving life science and healthcare industry clients, which she formed in 2000. In 2012, Ms. Giles also founded and currently serves as the CEO of Optivara, Inc., a business process as a service (BPAS) company also serving the life sciences industry. Prior to 2000, Ms. Giles served as Vice President of Strategy and Development for G.D. Searle & Company, where she oversaw global pharmaceutical strategic planning, portfolio decision analysis, portfolio optimization and transaction analysis. Ms. Giles previously served as a member of the board of directors of Durata Therapeutics, Inc., from August 2012 until its acquisition by Actavis plc in November 2014. Ms. Giles is a trustee on the board of Northwestern Memorial Hospital Foundation and the emeritus Auxilary Board of the Art Institute of Chicago. Ms. Giles holds a B.S. from Juniata College and completed the executive management program at Stanford University and The University of Chicago. In 2015, Ms. Giles was recognized by PharmaVoice as one of the “Top 100 Most Influential People in Life Sciences.” We believe Ms. Giles is qualified to serve on our Board based on her executive and strategic advisory experience in the healthcare and life science industries as described above.

Michael S. Kagnoff. Mr. Kagnoff, age 50, has served on the Company’s Board since February 2015. Mr. Kagnoff has served as a partner of the law firm of DLA Piper LLP (US), the Company’s outside corporate counsel, since April 2008. Prior to joining DLA Piper LLP (US), Mr. Kagnoff served as a partner of Heller Ehrman LLP. Mr. Kagnoff has advised boards of directors of public and private companies for over 20 years, with a focus on representing life sciences and technology companies on a wide range of topics, including strategic transactions and corporate governance and compensation matters. Mr. Kagnoff received a B.A. and B.S. degree from the University of Pennsylvania and a J.D. from the University of California, Berkeley’s Boalt Hall School of Law. We believe Mr. Kagnoff is qualified to serve on our Board based on his legal and business experience in the life sciences industry as described above.

Class I Directors Continuing in Office until the Company’s 2020 Annual Meeting of Stockholders

Daryl J. Faulkner. Mr. Faulkner, age 70, has served on the Company’s Board since March 2010. Mr. Faulkner has 35 years of experience in medical devices, molecular tools and reagents, and molecular diagnostics. Mr. Faulkner was initially appointed to the board of directors of Osmetech, plc (the predecessor to GenMark Diagnostics, Inc.) in August 2008, serving as Non-Executive Chairman until December 2008. Mr. Faulkner served as Executive Chair and Interim Chief Executive Officer of Aspen Bio Pharma from February 2009 until March 2010. Mr. Faulkner served as President and Chief Executive Officer and as a Director of Digene Corp., a developer of gene-based diagnostic tests, from December 2006 until consummation of Qiagen NV’s acquisition of Digene in August 2007. From August 2008 to January 2009, Mr. Faulkner served as a consultant to Qiagen, in connection with its post-acquisition integration of Digene. From 1998 until March 2006, Mr. Faulkner served in several executive roles at Life Technologies, Inc. and Invitrogen Corp., both life sciences companies, including SVP and General Manager of Europe, SVP, International Operations, and SVP, Strategic Business Units. Mr. Faulkner received a B.S. in Industrial Relations from the University of North Carolina, Chapel Hill and an M.A. in Business Management from Webster University.  We believe Mr. Faulkner is qualified to serve on our Board and serve as Chair of our Governance Committee based on his executive experience in the medical device and molecular diagnostics industries as described above.

James Fox, Ph.D. Dr. Fox, age 67, has served on the Company’s Board since September 2010 and has served as our Chairman of the Board since August 2014. Dr. Fox has extensive experience in global technology and healthcare businesses. Dr. Fox led the start-up of Invetech, an Australian contract research and development company that specializes in healthcare products and complex instruments for international markets. Invetech was merged with Australian Securities Exchange listed Vision Systems Limited in 1993, and Dr. Fox took over as Group Managing Director of the combined entity. In January 2007, Vision Systems Ltd., then a global cancer diagnostics company, was acquired by Danaher Corporation. Prior to Invetech, Dr. Fox spent seven years working as a consultant and director with PA Technology. Dr. Fox currently serves as a director of TTP Group plc and Novasyte, LLC, both privately held companies. Dr. Fox retired from the board of directors of Air New Zealand Ltd. in August 2014 after nearly eight years of service and retired from the board of directors of Biota Pharmaceuticals Inc. in November 2015 after nearly seven years as Chairman and Lead Director. Dr. Fox received his Bachelor’s, Master’s and Ph.D. degrees in engineering from the University of Melbourne. We believe Dr. Fox is qualified to serve as our Chairman of the Board and to serve as Chair of our Compensation Committee based on his executive experience in the medical device and molecular diagnostics industries as described above.

Class II Directors Continuing in Office until the Company’s 2021 Annual Meeting of Stockholders

Hany Massarany. Mr. Massarany, age 57, has served as President and Chief Executive Officer and as a member of the Company’s Board since May 2011. From February 2009 to April 2011, Mr. Massarany served as President of Ventana Medical Systems, a supplier of automated diagnostic systems to the anatomical pathology market, and Head of Roche Tissue Diagnostics, a division of F. Hoffman-La Roche Ltd. focused on manufacturing instruments and reagents that automate tissue processing and slide staining diagnostics for cancer. From 1999 to 2009, Mr. Massarany held various global leadership positions with Ventana, including Chief Operating Officer, Executive Vice President Worldwide Operations, Senior Vice President, Corporate Strategy and Development, and Vice President North American Commercial Operations. Prior to Ventana, Mr. Massarany held executive management positions with Bayer Diagnostics and Chiron Diagnostics, working in both the Asia Pacific region and the United States. Mr. Massarany received a B.S. degree in Microbiology and Immunology from Monash University, Australia and an MBA from Melbourne University, Australia. We believe Mr. Massarany is qualified to serve on our Board based on his executive experience in the medical device and molecular diagnostics industries as described above.

Kevin C. O’Boyle. Mr. O’Boyle, age 63, has served on the Company’s Board since March 2010. From December 2010 until its acquisition by Shire Plc in July 2011, Mr. O’Boyle served as Senior Vice President and Chief Financial Officer of Advanced BioHealing, Inc. From January 2003 until December 2009, Mr. O’Boyle served as the Chief Financial Officer of NuVasive, Inc., an orthopedics company specializing in spinal disorders. Prior to that time, Mr. O’Boyle served in various positions during his six years with ChromaVision Medical Systems, Inc., a publicly held diagnostics company specializing in the oncology market, including as its Chief Financial Officer and Chief Operating Officer. Mr. O’Boyle also held various positions during his six years with Albert Fisher North America, Inc., a publicly held international food company, including Chief Financial Officer and Senior Vice President of Operations. Mr. O’Boyle currently serves on the board of directors of Wright Medical Group N.V., a global orthopedics company, and Sientra, Inc., an aesthetics company, and previously served on the board of directors of Zeltiq Aesthetics, Inc. from July 2011 until its acquisition by Allergan plc in April 2017. Mr. O'Boyle also previously served as a member of the board of directors of Durata Therapeutics, Inc., from April 2012 until its acquisition by Actavis plc in November 2014, as well as a member of the board of directors of NeoTract, Inc., a privately held medical device company, from May 2017 through its acquisition by TeleFlex Incorporated in September 2017. Mr. O’Boyle received a Bachelor of Science in Accounting from the Rochester Institute of Technology and successfully completed the Executive Management Program at the University of California Los Angeles, John E. Anderson Graduate Business School. We believe Mr. O’Boyle is qualified to serve on our Board and serve as Chair of our Audit Committee based on his executive experience in the healthcare industry and his financial and accounting expertise as described above.

Committees of the Board of Directors

Directors are expected to attend meetings of the Board and any Board committees on which they serve. The Board has three standing committees to facilitate and assist the Board in the execution of its responsibilities: the Audit Committee; the Compensation Committee; and the Governance Committee. Each of these committees has the responsibilities described in the committee's charter, which are available on our website at www.genmarkdx.com. Our Board may also establish other committees from time to time to assist in the discharge of its responsibilities.

Audit Committee. The Audit Committee currently consists of Kevin C. O’Boyle (Chair), James Fox, Ph.D. and Lisa M. Giles. The Board has determined that all members of the Audit Committee satisfy the independence requirements under the applicable rules of the NASDAQ Stock Market LLC (“NASDAQ”) and Rule 10A-3 of the Exchange Act, and each of them is able to read and fundamentally understand financial statements. The Board has determined that Mr. O’Boyle qualifies as an “audit committee financial expert” as defined by the rules of the SEC. The purpose of the Audit Committee is to oversee both the accounting and financial reporting processes of the Company, as well as audits of its financial statements. The responsibilities of the Audit Committee include appointing and approving the compensation of the independent registered public accounting firm selected to conduct the annual audit of the Company's accounts, reviewing the scope and results of the independent audit, reviewing and evaluating internal accounting policies, and approving all professional services to be provided to the Company by its independent registered public accounting firm. The Audit Committee is governed by a written charter approved by the Board and reviewed annually. The Audit Committee report is included in this Proxy Statement under the caption “Report of the Audit Committee.”

Compensation Committee. The Compensation Committee currently consists of James Fox, Ph.D. (Chair), Daryl J. Faulkner, and Kevin C. O’Boyle. The Board has determined that all of the members of our Compensation Committee are “non-employee directors” as defined in Exchange Act Rule 16b-3, and satisfy the independence requirements of NASDAQ. The Compensation Committee administers the Company’s benefit and stock plans, reviews and oversees all compensation arrangements for our executive officers, and establishes and reviews general policies relating to the compensation and benefits of our executive officers and employees. The Compensation Committee meets several times a year to review, analyze, and establish the compensation packages for our executive officers. The Compensation Committee determines our Chief Executive Officer’s compensation and, as it deems appropriate, leverages competitive industry compensation data for this purpose. The Compensation Committee is solely responsible for determining our Chief Executive Officer’s compensation. Our Chief Executive Officer is not present during this process. For our other executive officers, our Chief Executive Officer prepares and presents to the Compensation Committee performance assessments and compensation recommendations, which it considers as one factor in its deliberations. The other executive officers are not present during this process. For more information, please see the “Compensation Discussion and Analysis” section below. The Compensation Committee is governed by a written charter approved by the Board and reviewed annually. The Compensation Committee report is included in this Proxy Statement under the caption “Report of the Compensation Committee.”

Corporate Governance and Nominating Committee. The Governance Committee currently consists of Daryl J. Faulkner (Chair), James Fox, Ph.D., and Michael S. Kagnoff. The Board has determined that all of the members of our Governance Committee are independent under the applicable rules of NASDAQ. The Governance Committee’s responsibilities include recommending to the Board nominees for possible election to the Board, ensuring that each of the committees of the Board have qualified and independent directors, and providing oversight with respect to corporate governance and succession planning matters. The Governance Committee is governed by a written charter approved by the Board and reviewed annually.

There are no family relationships among our officers and directors, nor are there any arrangements or understandings between any of our directors or officers or any other person pursuant to which any officer or director was, or is, to be selected as an officer or director.

Board Leadership Structure

The position of Chairman of the Board and Chief Executive Officer of the Company were combined until April 30, 2011. Effective May 1, 2011, we separated the positions of Chief Executive Officer and Chairman with the appointment of Hany Massarany as our Chief Executive Officer. In August 2014, Dr. Fox was appointed Chairman of the Board. Our Board believes that the separation of these positions strengthens the independence of our Board.

Membership of Committees

	Audit Committee	Compensation Committee	Corporate Governance and Nominating Committee
Dr. Fox (Chairman)*	X	Chair	X
Mr. Faulkner*	—	X	Chair
Ms. Giles*	X	—	—
Mr. Kagnoff*	—	—	X
Mr. Massarany	—	—	—
Mr. O’Boyle*	Chair	X	—

*	Independent director under NASDAQ and SEC rules.

CORPORATE GOVERNANCE

During 2018, the Board met six times, the Audit Committee met four times, the Compensation Committee met eight times, and the Governance Committee met five times. In 2018, all directors attended all (100%) of the meetings of the Board and of the Board committees on which they served, held during the period for which they were directors or committee members.

Director Independence

In accordance with our corporate governance principles, the majority of our Board members are independent directors. Our Board considers that a director is independent when the director is not an officer or employee of the Company or its subsidiaries, does not have any relationship which would, or could reasonably appear to, materially interfere with independent judgment, and otherwise meets the independence requirements under NASDAQ and SEC rules. Our Board has reviewed the materiality of any relationship that each of our directors has with us, either directly or indirectly. Based on this review, our Board has affirmatively determined that Daryl J. Faulkner, James Fox, Ph.D., Lisa M. Giles, Michael S. Kagnoff, and Kevin C. O’Boyle each qualify as independent directors under applicable NASDAQ rules.

Corporate Governance Guidelines

Our Corporate Governance Guidelines are designed to ensure effective corporate governance of the Company. Our Corporate Governance Guidelines cover topics including, but not limited to, director qualification criteria, director compensation, director orientation and continuing education, communications from stockholders to the Board, succession planning, and the annual evaluations of the Board and its committees. Our Corporate Governance Guidelines are reviewed regularly by the Governance Committee and revised when appropriate. The full text of our Corporate Governance Guidelines is accessible to the public through the investor portal on our website, www.genmarkdx.com. A printed copy may also be obtained by any stockholder upon request.

Code of Business Conduct

Our Board adopted a Code of Business Conduct to ensure that our business is conducted in a consistently legal and ethical manner. The Code of Business Conduct establishes policies pertaining to, among other things, employee conduct in the workplace, securities trading, confidentiality, conflicts of interest, reporting violations, and compliance procedures. All of our employees, including our executive officers, as well as members of our Board, are required to comply with our Code of Business Conduct. The full text of our Code of Business Conduct is accessible to the public through the investor portal on our website, www.genmarkdx.com. A printed copy may also be obtained by any stockholder upon request. Any waiver of the Code of Business Conduct for our executive officers or directors must be approved by our Board after receiving a recommendation from our Audit Committee. We will disclose future amendments or waivers to our Code of Business Conduct on our website, www.genmarkdx.com, within four business days following the date of the amendment or waiver.

Stockholder Recommendations for Director Nominees

In nominating candidates for election as a director, the Governance Committee will consider a reasonable number of candidates for director recommended by a single stockholder who has held over 0.1% of our common stock for over one year and who satisfies the notice, information and consent provisions set forth in our Bylaws and Corporate Governance Guidelines. Stockholders who wish to recommend a candidate may do so by writing to the Governance Committee in care of the Corporate Secretary, GenMark Diagnostics, Inc., 5964 La Place Court, Carlsbad, CA 92008. For more information about the specific requirements relating to stockholder proposals, see “How do I make a stockholder proposal or nominate an individual to serve as a director for next year’s annual meeting of stockholders?” above. The Governance Committee will use the same evaluation process for director nominees recommended by stockholders as it uses for other director nominees.

Identification and Evaluation of Nominees for Directors

Our Governance Committee uses a variety of methods for identifying and evaluating nominees for director. Our Governance Committee regularly assesses the appropriate size and composition of the Board, the needs of the Board and the respective committees of the Board, and the qualifications of candidates in light of these needs. Candidates may come to the attention of the Governance Committee through stockholders, management, current members of the Board, or search firms. The evaluation of these candidates may be based solely upon information provided to the Governance Committee or may also include discussions with persons familiar with the candidate, an interview of the candidate, or other actions the Governance Committee deems appropriate, including the use of third parties to review candidates.

Annual Meeting of Stockholders

We have a policy of encouraging all of our directors to attend each annual meeting of stockholders. All of our directors attended our 2018 Annual Meeting of Stockholders.

Role of the Board in Risk Oversight Process

The responsibility for the day-to-day management of risk lies with the Company’s management, while the Board is responsible for overseeing the risk management process to ensure that it is properly designed, well-functioning and consistent with the Company’s overall corporate strategy. Each year, the Company’s management identifies what it believes are the top individual risks facing the Company. These risks are then discussed and analyzed with the Board. This enables the Board to coordinate its risk oversight role, particularly with respect to risk interrelationships. However, in addition to the Board, the committees of the Board consider the risks within their areas of responsibility. The Audit Committee oversees the risks associated with the Company’s financial reporting and internal controls, the Compensation Committee oversees the risks associated with the Company’s compensation policies and practices, including conducting an annual review of the potential risks associated with the Company's compensation policies and practices for its employees, and the Governance Committee oversees the risks associated with the Company’s overall governance, corporate compliance policies (for example, policies addressing relationships with health care professionals and compliance with anti-kickback laws) and its succession planning process to understand that the Company has a slate of future, qualified candidates for key management positions.

COMMUNICATIONS WITH DIRECTORS

Any stockholder who desires to contact any member of the Board or management can write to:
GenMark Diagnostics, Inc.
Attn: Investor Relations
5964 La Place Court
Carlsbad, CA 92008
or send an e-mail to IR@genmarkdx.com
Your letter should indicate that you are a stockholder of the Company. Comments or questions regarding the Company’s accounting, internal controls, or auditing matters will be referred to members of the Audit Committee. Comments or questions regarding the nomination of directors and other corporate governance matters will be referred to members of the Governance Committee. For all other matters, our investor relations personnel will, depending on the subject matter:

•	forward the communication to the director or directors to whom it is addressed;

•	forward the communication to the appropriate management personnel;

•	attempt to handle the inquiry directly, for example, where it is a request for information about the Company or it is a stock related matter; or

•	not forward the communication if it is primarily commercial in nature or if it relates to an improper or irrelevant topic.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding ownership of our common stock as of March 1, 2019 (or such other date as provided below) based on information available to us and filings with the SEC by (a) each person known to the Company to own more than 5% of the outstanding shares of our common stock, (b) each director and nominee for director of the Company, (c) our President and Chief Executive Officer, Chief Financial Officer, and each other named executive officer, and (d) all of our directors and executive officers as a group. Each stockholder’s percentage ownership is based on 56,949,607 shares of our common stock outstanding as of March 1, 2019. The information in this table is based solely on statements in filings with the SEC or other reliable information.

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership (2)	Percent of Class
Principal Stockholders

FMR LLC(3) 245 Summer Street Boston, MA 02210	8,393,292	14.74%

T. Rowe Price Associates, Inc. (4) 100 E. Pratt Street Baltimore, MD 21202	8,144,394	14.30%

Cadian Capital Management, LP(5) 535 Madison Avenue, 36th Floor New York, NY 10022	5,008,122	8.79%

JPMorgan Chase & Co.(6) 270 Park Avenue New York, NY 10017	3,761,123	6.60%

Black Rock Inc.(7) 55 East 52nd Street New York, NY 10055	3,638,332	6.39%

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership (2)	Percent of Class
Directors and Named Executive Officers
James Fox, Ph.D.(8)	183,167	*
Daryl J. Faulkner(9)	125,475	*
Lisa M. Giles(10)	48,253	*
Michael S. Kagnoff(11)	93,475	*
Kevin C. O’Boyle(12)	121,771	*
Hany Massarany(13)	1,438,100	2.50%
Scott Mendel(14)	299,766	*
Michael Gleeson(15)	428,769	*
James B. McNally	46,788	*
Brian Mitchell	46,542	*
All directors and executive officers as a group (11 persons)(16)	3,056,286	5.24%
 ______________

*	Represents beneficial ownership of less than 1% of the outstanding shares of our common stock.

(1)	Unless otherwise indicated, the address of each beneficial owner is c/o GenMark Diagnostics, Inc., 5964 La Place Court, Carlsbad, California 92008.

(2)
Beneficial ownership of shares and percentage ownership are determined in accordance with the rules of the SEC. In calculating the number of shares beneficially owned by an individual or entity and the percentage ownership of that individual or entity, shares underlying stock options held by that individual or entity that are either currently exercisable or exercisable within 60 days from March 1, 2019 are deemed outstanding. These shares, however, are not deemed outstanding for the purpose of determining the percentage ownership of any other individual or entity. Unless otherwise indicated and subject to community property laws where applicable, the individuals and entities named in the table above have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them.

(3)
The foregoing information is based solely upon information contained in a Schedule 13G/A filed with the SEC on February 13, 2019 by FMR LLC (“FMR”) and Abigail P. Johnson. FMR has the sole power to vote or direct the vote of 1,807,645 shares and the sole power to dispose or direct the disposition of 8,393,292 shares. Abigail P. Johnson is a Director, the Chairman and Chief Executive Officer of FMR. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR, representing 49% of the voting power of FMR. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders' voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR. Neither FMR nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act (“Fidelity Funds”) advised by Fidelity Management & Research Company, a wholly owned subsidiary of FMR, which power resides with the Fidelity Funds' Boards of Trustees. Fidelity Management & Research Company carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees.

(4)
The foregoing information is based solely upon information contained in a Schedule 13G/A filed with the SEC on February 14, 2019 by T. Rowe Price Associates, Inc. (“Price Associates”) and certain of its affiliates. Price Associates has the power to vote or direct the vote of 1,222,938 shares and the sole power to dispose or direct the disposition of 8,144,394 shares. These shares are owned by various individual and institutional investors. Price Associates does not serve as custodian of the assets of any of its clients; accordingly, in each instance only the client or the client's custodian or trustee bank has the right to receive dividends paid with respect to, and proceeds from the sale of, such securities. The ultimate power to direct the receipt of dividends paid with respect to, and the proceeds from the sale of, such securities, is vested in the individual and institutional clients for which Price Associates serves as investment adviser. Any and all discretionary authority which has been delegated to Price Associates may be revoked in whole or in part at any time.

(5)
The foregoing information is based solely upon information contained in a Schedule 13G/A filed with the SEC on February 13, 2019 by Cadian Capital Management, LP, Cadian Capital Management GP, LLC, and Eric Bannasch. All securities are directly held by advisory clients (the “Advisory Clients”) of Cadian Capital Management, LP (the “Adviser”). Pursuant to Investment Management Agreements, as amended, between the Advisory Clients and the Adviser, the Adviser exercises exclusive voting and investment power over securities directly held by the Advisory Clients. The Adviser has shared power to vote or direct the vote and the shared power to dispose or direct the disposition of 5,008,122 shares. Cadian Capital Management GP, LLC is the general partner of the Adviser.  Eric Bannasch is the sole managing member of Cadian Capital Management GP, LLC.

(6)
The foregoing information is based solely upon information contained in a Schedule 13G/A filed with the SEC on January 24, 2019 by JPMorgan Chase & Co. (“JPMorgan”). JPMorgan has the sole power to vote or to direct the vote of 3,181,976 shares, and sole power to dispose or direct the disposition of 3,761,123 shares.

(7)
The foregoing information is based solely upon information contained in a Schedule 13G/A filed with the SEC on February 4, 2019 by BlackRock, Inc. BlackRock, Inc. has the power to vote or direct the vote of 3,542,917 shares and the sole power to dispose or direct the disposition of 3,638,332 shares.

(8)
The amount reported includes 72,085 shares of our common stock held by Penashe Holdings Propriety Limited. Dr. Fox is an executive director of Penashe Holdings Propriety Limited and may be deemed to have beneficial ownership of these securities, to the extent of any indirect pecuniary interest in his distributive shares therein.

(9)	The amount reported includes 56,056 options to purchase shares of our common stock currently exercisable or exercisable within 60 days of March 1, 2019.

(10)
The amount reported includes 19,062 options to purchase shares of our common stock currently exercisable or exercisable within 60 days of March 1, 2019,and 5,500 shares held by the Lisa M. Giles Living Trust. Ms. Giles is a trustee of Lisa M. Giles Living Trust and may be deemed to have beneficial ownership of these securities, to the extent of any indirect pecuniary interest in her distributive shares therein.

(11)	The amount reported includes 19,062 options to purchase shares of our common stock currently exercisable or exercisable within 60 days of March 1, 2019.

(12)	The amount reported includes 56,476 options to purchase shares of our common stock currently exercisable or exercisable within 60 days of March 1, 2019.

(13)
The amount reported includes 687,214 options to purchase shares of common stock currently exercisable or exercisable within 60 days of March 1, 2019, and 524,568 shares held by the Massarany Family Trust. Mr. Massarany is a trustee of the Massarany Family Trust and may be deemed to have beneficial ownership of these securities.

(14)
The amount reported includes 119,554 options to purchase shares of our common stock currently exercisable or exercisable within 60 days of March 1, 2019, and 88,458 shares held by the Mendel Family Trust. Mr. Mendel is a trustee of the Mendel Family Trust and may be deemed to have beneficial ownership of these securities.

(15)	The amount reported includes 222,416 options to purchase shares of our common stock currently exercisable or exercisable within 60 days of March 1, 2019.

(16)
The amount reported includes 224,180 shares of our common stock held by Eric Stier, including 147,550 options to purchase shares of our common stock held by Mr. Stier which are currently exercisable or exercisable within 60 days of March 1, 2019.

EXECUTIVE OFFICERS

Set forth below are the name, age, position, and a brief account of the business experience of each of our executive officers as of April 1, 2019.

Name	Age	Position
Hany Massarany	57	President, Chief Executive Officer and Director
Scott Mendel	52	Chief Operating Officer
Johnny Ek	43	Chief Financial Officer
Michael Gleeson	44	Senior Vice President, Corporate Accounts
James B. McNally	39	Senior Vice President, Sales and Marketing
Brian Mitchell	54	Senior Vice President, Operations
Eric Stier	43	Senior Vice President, General Counsel and Secretary

Hany Massarany has served as President and Chief Executive Officer since May 2011. Mr. Massarany’s biography is contained in the section of this Proxy Statement entitled “Class II Directors Continuing in Office until the Company’s 2021 Annual Meeting of Stockholders.”

Scott Mendel has served as Chief Operating Officer since February 2019. Prior to serving as the Company’s Chief Operating Officer, Mr. Mendel served as the Company’s Chief Financial Officer from May 2014 to February 2019. Prior to joining the Company, Mr. Mendel served as the Chief Financial Officer of The Active Network, Inc., a global software as a service (SaaS) company that provides technology to organizers of events and activities, from March 2010 through its acquisition by the private-equity firm Vista Equity Partners in December 2013. Prior to joining The Active Network, Mr. Mendel held finance positions at General Electric, a diversified technology, media and financial services company, for over 20 years, including chief financial officer from March 2003 to March 2010 for General Electric’s Healthcare IT division, a leading provider of medical technologies and services. Mr. Mendel earned a B.S. in finance from Indiana University and an M.B.A. from Northwestern University’s Kellogg School of Management.

Johnny Ek has served as Chief Financial Officer since February 2019. Prior to serving as the Company’s Chief Financial Officer, Mr. Ek served as the Company’s Vice President, Finance and Accounting and Corporate Controller from November 2013 to February 2019. Prior to joining the Company, Mr. Ek served as Vice President and International Controller for Affymetrix, Inc., a leading provider of cellular and genetic analysis products, from May 2013 to November 2013. Prior to joining Affymetrix, Mr. Ek served as Controller of eBioscience, Inc., a privately held provider of flow cytometry and immunoassay reagents, from October 2010 through eBioscience’s acquisition by Affymetrix in May 2013. Prior to joining eBioscience, Mr. Ek held various roles with Ernst & Young LLP from May 2001 to October 2010, most recently serving as Senior Manager. Mr. Ek is a Certified Public Accountant (CPA) and earned a B.S. in finance from Brigham Young University and a Masters degree in accountancy (MAcc) from the University of Notre Dame’s Mendoza College of Business.

Michael Gleeson has served as Senior Vice President, Corporate Accounts since August 2018. Mr. Gleeson previously served as Senior Vice President, North American Commercial Operations from March 2014 to August 2018, and as Senior Vice President, Sales of the Company from March 2012 to March 2014. Prior to that, he held the position of Vice President, U.S. Sales from November 2010 to March 2012. From May 2010 to November 2010, he served as National Sales Director for the Company and in the same capacity for Osmetech Technology, Inc., a wholly-owned subsidiary of Osmetech plc, since November 2009. Mr. Gleeson has over 15 years of experience in Director and Senior Sales Executive roles with both public and privately held companies in the enterprise software and services sector. Before joining the Company, Mr. Gleeson served as Senior Account Executive with Sybase (an SAP company), an industry leader in delivering enterprise and mobile software to manage, analyze and mobilize information from February 2009 to November 2009 and as Director, Financial Services with GuardianEdge Technologies (acquired by Symantec) from February 2006 to November 2008. Mr. Gleeson also held positions with BEA Systems (acquired by Oracle) and Cap Gemini Ernst & Young where he had responsibility in global sales, ISV, OEM and channel sales. Mr. Gleeson holds a B.S. degree in Entrepreneurial Studies from Babson College in Massachusetts.

James B. McNally has served as Senior Vice President, Sales and Marketing since August 2018. Mr. McNally previously served as Senior Vice President, Marketing and Business Development from October 2016 to August 2018. Prior to joining the Company, Mr. McNally served as Vice President, Marketing and Strategy for Genalyte, Inc., a diagnostics company that is developing an immunoassay platform for near patient testing, from May 2016 to October 2016. From September 2010 to May 2016, Mr. McNally held roles of increasing responsibility with Volcano Corporation and Phillips Volcano, including most recently Director of Marketing and Systems Segment Leader. Prior to joining Volcano Corporation, Mr. McNally held engineering roles with Boston Scientific and Goodrich Corporation and worked in Morgan Stanley’s investment banking division. Mr. McNally received a B.S.E. in Electrical Engineering with high honors from Princeton University, an M.S. degree in Optical Sciences from the University of Arizona, and an M.B.A. with high distinction from Harvard Business School.

Brian Mitchell has served as Senior Vice President, Operations of the Company since May 2017. Mr. Mitchell previously served as the Company’s Vice President, Operations from November 2016 to May 2017. Prior to joining the Company, Mr. Mitchell served as Head of Operations, Research and Development, and Quality Assurance at Rainin Instruments, a wholly owned subsidiary of Mettler Toledo, from July 2015 to November 2016.  Prior to joining Rainin, Mr. Mitchell held roles of increasing responsibility with Alere Inc., including most recently serving as Vice President of New Product Development from February 2012 to October 2014 and Vice President of Global Manufacturing from May 2004 to February 2012. Mr. Mitchell received a B.S. in Mechanical Engineering from Trinity College in Dublin, Ireland.
Eric Stier has served as Senior Vice President, General Counsel and Secretary of the Company since May 2013. Mr. Stier previously served as the Company’s Vice President, Legal Affairs from November 2012 to May 2013. Prior to joining the Company, Mr. Stier served as Assistant General Counsel of Gen-Probe Incorporated, a publicly traded molecular diagnostics company, from August 2007 through its acquisition by Hologic, Inc. in August 2012. Prior to joining Gen-Probe, Mr. Stier served as a Corporate Associate with the law firm of Latham & Watkins LLP, from September 2002 to August 2007, in the firm’s Los Angeles and San Diego offices. Mr. Stier received a B.A. in Behavioral Science and Law from the University of Wisconsin-Madison and a J.D. with honors from the University of Wisconsin Law School.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In the last fiscal year, there has not been nor are there currently proposed any transactions or a series of similar transactions to which the Company was or is to be a party in which the amount involved exceeds $120,000 and in which any director, executive officer, holder of more than 5% of our common stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest.

Company Policy Regarding Related Party Transactions

We review all relationships and transactions in which the Company and our directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest in the transaction. Our legal and finance departments are primarily responsible for the development and implementation of processes and controls to obtain information from directors and executive officers with respect to related person transactions and for then determining, based on the facts and circumstances, whether the Company or a related person has a direct or indirect material interest in the transaction. To identify related-person transactions in advance, the Company’s legal department relies on information supplied by its executive officers and directors in the form of questionnaires.

In March 2010, our Board adopted the GenMark Diagnostics, Inc. Related Party Transaction Policy and Procedures. Under this written policy, a “Related Party Transaction” is defined as any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) required to be disclosed pursuant to Item 404 of Regulation S-K, and a “Related Party” means a related person as defined in Item 404 of Regulation S-K.

Under the policy, our Audit Committee reviews the material facts of all Related Party Transactions and either approves or disapproves of the transaction, subject to certain exceptions noted below. In determining whether to approve or ratify a Related Party Transaction, the Committee will take into account, among other factors it deems appropriate, the material terms of the transaction, the nature of the Related Party’s interest in the transaction, the significance of the transaction to the Related Party and the nature of the Related Party’s relationship with the Company, the significance of the transaction to the Company, and whether the transaction would be likely to impair (or create an appearance of impairing) the judgment of a director or executive officer to act in the best interests of the Company.

The Audit Committee has delegated to the Chair of the Audit Committee the authority to approve or ratify (as applicable) any Related Party Transaction or modification to a Related Party Transaction in which the aggregate amount involved is expected to be less than $250,000. In connection with each regularly scheduled meeting of the Audit Committee, a summary of each new Related Party Transaction approved or ratified by the Chair in accordance with the policy must be provided to the Audit Committee for its review. If the Related Party Transaction is pending or ongoing, it must be submitted to the Chair of the Audit Committee promptly for ratification or, if appropriate, termination.

No director may participate in any discussion or approval of a Related Party Transaction as to which he or she (or as to which a family member) is a Related Party, except that the director must provide all material information concerning the Related Party Transaction to the Audit Committee.

If any executive officer of the Company becomes aware of a Related Party Transaction that the Audit Committee has not approved or ratified, he or she must promptly inform the Audit Committee. The Audit Committee will then consider all of the relevant facts and circumstances available, and if the Related Party Transaction is pending or ongoing, the Audit Committee may ratify, amend or terminate the transaction. If the Related Party Transaction has been completed, the Committee may ratify or rescind the transaction. In any case, the Audit Committee may direct one or more executive officers, the Company’s internal auditors, or the Company’s independent auditors to evaluate the Company’s internal controls and procedures to determine why the transaction was not submitted to the Committee for prior approval and to report whether any changes to the Company’s internal controls and procedures are recommended.
The Audit Committee has reviewed the types of Related Party Transactions described below and determined that each of the following Related Party Transactions are deemed to be pre-approved by the Audit Committee, even if the aggregate amount involved is expected to exceed $120,000:

•
any employment arrangement with, or compensation or benefit for, an executive officer of the Company if (i) the compensation is required to be reported in the Company’s proxy statement or would have been required to be reported if the executive officer had been a “named executive officer,” and (ii) the Company’s Compensation Committee approved such arrangement, compensation or benefit, or such arrangement, compensation or benefit is available to employees generally;

•	any compensation paid to a director if the compensation is required to be reported in the Company’s proxy statement; and

•
any transaction where the Related Person’s interest arises solely from the ownership of the Company’s common stock and all holders of the Company’s common stock received the same benefit on a pro rata basis (e.g., dividends).

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under Section 16(a) of the Exchange Act and SEC rules, the Company’s directors, executive officers, and beneficial owners of more than 10% of any class of equity security are required to file periodic reports of their ownership, and changes in that ownership, with the SEC. Based solely on its review of copies of reports provided to the Company pursuant to Rule 16a-3(e) of the Exchange Act and representations of such reporting persons, the Company believes that during fiscal year 2018, all such SEC filing requirements were satisfied, except that the Company was inadvertently one-day late in filing a Form 4 for each of Mr. Massarany, Mr. Mendel, Mr. Gleeson and Mr. Stier in November 2018 in connection with each individual’s sale of shares solely to cover estimated tax liabilities in connection with a particular restricted stock unit vesting event.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain information with respect to all of our equity compensation plans in effect as of December 31, 2018:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a))
Equity compensation plans approved by stockholders	5,434,361(1)	$9.57	1,480,395(2)
Equity compensation plans not approved by stockholders	—	—	—
Total:	5,434,361	$9.57	1,480,395

(1)
Consists of stock option awards (2,439,914), restricted stock units (2,665,708), and market-based stock units (328,739) granted under the Company's 2010 Equity Incentive Plan, as amended (the “2010 Plan”).

(2)
As of December 31, 2018, an aggregate of 539,902 shares of common stock were available for issuance under the 2010 Plan and an aggregate of 940,493 shares were available for issuance under the Company's Amended and Restated 2013 Employee Stock Purchase Plan (the “ESPP”). The 2010 Plan contains a provision for an automatic increase in the number of shares authorized for issuance thereunder each January until and including January 1, 2020, subject to certain limitations, by a number of shares equal to the lesser of 3% of the number of shares of our common stock issued and outstanding on the immediately preceding December 31 or a number of shares approved by our Board. Effective January 1, 2019, an additional 1,687,188 shares became available for grant under the 2010 Plan in accordance with its terms.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This discussion and analysis of the compensation arrangements of our named executive officers for 2018 should be read together with the compensation tables and related disclosures set forth below. This discussion contains forward-looking statements that are based on our current plans, considerations, and expectations regarding future performance and compensation programs. Compensation policies that we adopt in the future and actual results may differ materially from those described in this discussion.

The following individuals were our named executive officers for 2018:

•	Hany Massarany, our President and Chief Executive Officer (our “CEO”);

•	Scott Mendel, our former Chief Financial Officer and current Chief Operating Officer;

•	Michael Gleeson, our Senior Vice President, Corporate Accounts;

•	James McNally, our Senior Vice President, Sales and Marketing; and

•	Brian Mitchell, our Senior Vice President, Operations.

While the principal purpose of this Compensation Discussion and Analysis is to review the compensation of our named executive officers, many of the programs discussed apply to other members of senior management who, together with our named executive officers, are collectively referred to herein as our “executives officers” or “executives.”

Executive Summary

We are a leading provider of multiplex molecular diagnostic solutions designed to enhance patient care, improve key quality metrics, and reduce the total cost-of-care. We currently develop and commercialize high-value instruments and simple to perform, clinically relevant multiplex molecular tests based on our proprietary eSensor® electrochemical detection technology. Our eSensor instruments are designed to support a broad range of molecular diagnostic tests with compact, easy-to-use workstations and self-contained, disposable test cartridges.

We currently sell our ePlex® instrument, a multiplex, sample-to-answer platform that is designed to optimize laboratory efficiency and address a broad range of infectious disease testing needs, including respiratory, bloodstream, and gastrointestinal infections, in the United States and internationally. We also sell our XT-8 instrument in the United States, along with related diagnostic and research tests, as well as certain custom manufactured reagents.

2018 Business Highlights

During 2018, we delivered strong financial and operational performance and executed on a number of efforts designed to support significant future business growth. For example:

•	our total annual revenue grew to $70.8 million, an increase of 35% over 2017;

•	our ePlex revenue in 2018 grew to $37.9 million, an increase of more than 270% over 2017;

•	we placed 158 new ePlex analyzers with customers, exiting 2018 with a global installed base of 354 ePlex analyzers, representing an 81% increase to our total installed base at the end of 2017;

•
we received 510(k) market clearance of our ePlex Blood Culture Identification (BCID) Gram-Positive Panel (BCID-GP) and Fungal Pathogen Panel (BCID-FP) from the U.S. Food and Drug Administration (the “FDA”);

•	we submitted a 510(k) application to the FDA for our ePlex BCID Gram-Negative (GN) Panel;

•	we drove significant ePlex gross margin improvement through dramatically increased manufacturing yields and direct labor and material cost reductions;

•	we expanded our international ePlex distribution network outside of the main Western and Central European territories; and

•
we delivered approximately 16.5% total stockholder return (TSR) in 2018. The foregoing calculation is based on the per share closing price of Company common stock on the Nasdaq Global Market on December 29, 2017 of $4.17 and December 31, 2018 of $4.86.

In addition, in order to provide financial flexibility and drive operational focus, in February 2019:

•
we expanded and restructured our term loan agreement adding $11 million to our balance sheet on February 1, 2019, with the potential to increase our borrowings under the agreement by an additional $15 million upon satisfying certain revenue milestones; and

•
we appointed Mr. Mendel as our Chief Operating Officer with oversight responsibility for our research and development, manufacturing, and quality control/assurance teams in order to efficiently deliver ePlex gross margin improvements and achieve our target of 60% gross margin over the next two-to-three years.

Response to Most Recent Stockholder Advisory Vote on Named Executive Officer Compensation

Most recently, at our 2018 Annual Meeting of Stockholders, only approximately 28.5% of the votes cast on our say-on-pay proposal approved our 2017 executive compensation program, policies, and practices. Based on this result, our Board determined that we would promptly embark on a significant off-season stockholder engagement campaign in order to better understand stockholder concerns regarding the compensation practices for our named executive officers, prior to making 2019 compensation decisions for our executive officers.

Shortly following our 2018 Annual Meeting of Stockholders, in June 2018 we hired Kingsdale Advisors, a proxy solicitation firm, to provide us with certain corporate governance and executive compensation analysis services and to assist us with planning and executing our off-season stockholder engagement efforts. As part of these efforts, we requested discussions with approximately 60% of our stockholder base, including all then current holders of over 5% of our common stock. Daryl J. Faulkner, a member of our Compensation Committee and the Chair of our Governance Committee, our Chief Financial Officer, our General Counsel, and our Head of Human Resources, as well as Kingsdale Advisors, participated in these outreach efforts. In late 2018, we hosted discussions with stockholders representing approximately 55% of our common stock in order to better understand the reasons for their 2018 say-on-pay vote and to elicit input regarding our overall executive compensation program and practices. Four key themes emerged based on these discussions with our largest stockholders:

1.
Stockholders that voted AGAINST our 2017 compensation program, policies, and practices noted a misalignment between CEO pay (versus the prior year and the Company’s peer group) and stock price performance;

2.	Many stockholders supported increasing the proportion of performance-based equity awards for our CEO from 25% to 50% of the total equity award granted;

3.
Some stockholders questioned whether the NASDAQ Composite Index (the “Index”) was the best stock-price performance comparator/metric for the market-based stock unit awards (“MSUs”) granted to our executive officers in 2017; however, no consensus arose among stockholders as to a more appropriate alternative comparator or metric; and

4.
A number of stockholders indicated their preference that we include only three or four simple metrics in our 2019 bonus plan, and that we incorporate a margin or profitability financial metric in 2019 instead of operational metrics.

Our Compensation Committee carefully considered this stockholder input, the recommendations of its compensation consultant Compensia, the recommendations of Kingsdale Advisors, and other relevant factors prior to establishing our 2019 executive compensation program. In February 2019, in order to further align pay with performance our Compensation Committee determined that:

1.	Our CEO would not receive a merit base salary increase in 2019;

2.	The percentage of performance-based equity awarded to our CEO in February 2019 would be increased from a historical level of 25% of the total equity award to 50% of the total equity award;

3.
The MSUs granted to our CEO in February 2019 would require the Company’s total stockholder return (“TSR”) to exceed the Index by 5% in order for our CEO to earn the target number of shares subject to such MSUs; and

4.	The Company’s 2019 annual bonus plan would include four performance metrics related to revenue, ePlex placements, gross margin, and cash flow.

The Compensation Committee also determined that we would continue to use TSR as the performance measure under the MSUs granted to our executive officers in February 2019, and that we would continue to use the Index as the relative TSR comparator for such MSUs. The Compensation Committee made this determination, in part, because it believes (a) using Company-specific metrics such as revenue or other financial metrics would be duplicative with the metrics used in the Company’s annual bonus plan, (b) TSR directly links pay to stock price performance, and (c) the Index is the most appropriate TSR comparator given the nature of the Company’s business. In making this determination, the Compensation Committee also noted that, based on the Company’s three-year stock price performance, (i) no shares were earned by our named executive officers in respect of the one-year or two-year performance periods (January 1, 2017 to December 31, 2017 and January 1, 2017 to December 31, 2018, respectively) pursuant to the MSUs granted to such individuals in February 2017, and (ii) an aggregate of only 64.9% of the target number of shares subject to the MSUs granted to our executive officers in February 2016 were earned and issued to such individuals prior to the expiration of such awards. As a result, our Compensation Committee believes the MSUs are appropriately “at risk” and properly link the value delivered to our executive officers with the Company’s long-term stock price performance. Nevertheless, to further incentivize strong stock-price performance, our Compensation Committee determined that, with respect to our CEO, the Company’s TSR must exceed the Index by 5% in order for our CEO to earn the target number of shares under the MSUs that he was granted in February 2019.

Our Compensation Committee will continue to consider our stockholders’ views when making future decisions regarding the structure and implementation of our executive compensation program.

2018 Executive Compensation Highlights

We recognize that our success is in large part dependent on our ability to attract, motivate, and retain talented executives. Accordingly, we strive to design and maintain an executive compensation program that incents strong performance, encourages teamwork and rapid progress, and closely aligns the interests of our executive officers and stockholders. At the time employee base salaries and long-term incentive compensation in the form of equity awards were determined in early 2018, our Compensation Committee believed that it was vital to ensure that our executive compensation program provided incentives for building value, driving the successful commercialization of our ePlex system, and promoting retention of key executives. Our executives are responsible for, and essential to, designing and implementing the strategy to successfully execute our business objectives, drive the rapid adoption of our ePlex system, deliver continued support of our XT-8 system, build stockholder value, and conserve our assets. Compensation decisions made in early 2018 were made with these important goals in mind.

We believe the compensation awarded to our executive officers for 2018 reflects our core objectives, consistent with our overarching compensation philosophy of paying for performance. Specifically, our Compensation Committee, which oversees our executive compensation program, took the following actions with respect to the 2018 compensation of our named executive officers:

•
Base Salary. We increased the base salary of our CEO by approximately 3%, from $500,000 to $515,000, based on an evaluation of competitive market data. In addition, based on a review of peer group data, and in an effort to retain our other key executives at this critical stage for our Company, we increased the base salary of our Senior Vice President, Sales and Marketing by 15% and the base salary of each of our other named executive officers by 3% over their 2017 levels.

•
Annual Cash Incentive Plan Awards. Our 2018 annual bonus plan was designed to provide short-term incentive opportunities based on our actual performance as measured by multiple performance objectives linked to our annual operating plan. Consistent with past years, our Compensation Committee established a target bonus for our CEO of 100% of his annual base salary, and 50% of base salary for each of our other named executive officers. The bonus opportunity for our CEO under our 2018 bonus plan was 100% based on the achievement of three Company performance goals: (1) the filing of all three 510(k) applications with the FDA for our ePlex BCID Panels (GP, GN, and FP); (2) annual revenues; and (3) the number of ePlex customer placements during 2018 (collectively, the “Company Performance Goals”). For all of our other named executive officers, individual bonus opportunities under our 2018 bonus plan were based 75% on the Company Performance Goals and 25% on individual performance goals linked to each individual’s respective function. Based on actual performance, potential outcomes under our 2018 bonus plan in respect of the Company Performance Goals ranged from 0% to 140%. With respect to our named executive officers other than our CEO, assessments of individual performance under our 2018 bonus plan could have ranged from 0% to 125%. Based on actual performance, our CEO’s 2018 bonus payment equaled 95% of his target bonus and the 2018 bonus payment for our other named executive officers ranged from 91% to 99% of their respective target bonus amounts. For additional information regarding our 2018 bonus plan, see the section entitled “Annual Bonus Awards” below.

•
Long-Term Incentive Compensation. Because of the overall importance to our success of aggressively pursuing our strategic goals, as well as conserving our cash resources, a significant portion of our executive compensation program has consisted of, and is expected to continue to consist of, long-term incentive compensation in the form of equity awards. Consistent with our practice of providing long-term incentive compensation in the form of equity awards, in February 2018 we granted annual equity awards to our named executive officers in the form of restricted stock unit awards, with time-based vesting over a four-year period, and MSUs, which may be earned over a three-year period, with aggregate award values of approximately $2,342,000, in the case of our CEO, and ranging from approximately $562,000 to approximately $749,000 in the case of our other named executive officers. The issuance of stock pursuant to the MSUs granted to our named executive officers in 2018 is completely dependent on the Company’s TSR as compared to the Index over three performance periods: a one-year performance period (January 1, 2018 to December 31, 2018); a two-year performance period (January 1, 2018 to December 31, 2019); and a three-year performance period (January 1, 2018 to December 31, 2020). As a result of our stock price performance during 2018 as compared to the Index, in January 2019 our named executive officers earned and were issued 109.7% of the target number of shares which could have been earned under the MSUs granted in February 2018 in respect of the one-year performance period.

Set forth below are (a) the grant date fair value of the MSUs as reported in the Summary Compensation Table below, and (b) the actual realized value delivered to each named executive officer under the MSUs in respect of the one-year performance period based on the Company’s per share stock price on January 2, 2019 ($4.82).

Named Executive Officer	Total 2018 MSU Grant Date Fair Value ($)	1-Year MSU Value Delivered ($)
Hany Massarany	790,900	193,870
Scott Mendel	251,650	61,682
Michael Gleeson	188,738	46,262
James McNally	224,688	55,073
Brian Mitchell	188,738	46,262

Pay-For-Performance Assessment
Our executive compensation philosophy, which is embodied in the design and operation of our short-term and long-term incentive compensation plans, ensures that a substantial portion of the compensation for our executive officers is contingent on our ability to meet and exceed our annual and long-term financial and operational objectives. Consequently, we believe that our executive compensation program creates commonality of interest between our executive officers and stockholders for long-term value creation. Our commitment to this philosophy is demonstrated by the following:

•
A majority of target total direct compensation is variable in nature and “at risk.” Our executive compensation program provides a majority of the target total direct compensation opportunities for our named executive officers in the form of an annual cash bonus opportunity and equity awards, which derive their value from our stock price performance. As illustrated below, approximately 85% of our CEO’s target total direct compensation for 2018 was in the form of variable pay, and, therefore, “at risk.” In addition, more than 70% of the compensation reported in the 2018 Summary Compensation Table for our CEO consisted of equity awards.

•
Annual bonuses are performance-based. Each year, our annual bonus plan uses multiple performance measures to create incentives for our named executive officers to achieve our specific annual financial and operational objectives for the year. As noted above, our Compensation Committee directly linked the vast majority of potential bonus payouts under our 2018 bonus plan to satisfying certain financial, commercialization, and regulatory milestones. As a result of our 2018 performance and an assessment of individual performance, our named executive officers earned between 91% and 99% of their respective target bonus under our 2018 bonus plan.

•
Executive equity compensation is directly linked to stock price performance. By design, the MSUs directly link the number of shares which may be earned and issued to our executive officers (and therefore the overall value delivered) to the Company’s stock price performance as compared to the Index over a three-year period. As noted above, consistent with past practice our Compensation Committee granted MSUs to our executive officers in February 2018, in an effort to align executive compensation with stockholder value creation. Based on actual performance, recipients may be issued between 0% and 200% of the target number of MSUs. As a result of our stock price performance during 2018 as compared to the Index, in January 2019 our named executive officers were issued (a) approximately 109.7% of the shares of common stock which could have been earned under the MSUs in respect of the one-year performance period (January 1, 2018 to December 31, 2018), (b) no shares were issued to our named executive officers in respect of the three-year performance period (January 1, 2016 to December 31, 2018) pursuant to the MSUs granted to such individuals in February 2016, and (c) no shares were issued to our named executive officers in respect of the two-year performance period (January 1, 2017 to December 31, 2018) pursuant to the MSUs granted to such individuals in February 2017.

Executive Compensation Policies and Practices

We endeavor to maintain sound governance standards consistent with our executive compensation policies and practices. The Compensation Committee evaluates our executive compensation program on an ongoing basis to ensure that it is consistent with our short-term and long-term goals given the dynamic nature of our business and the market in which we compete for executive talent. The following policies and practices were in effect during 2018:

•
Independent Compensation Committee. Our Compensation Committee is comprised solely of independent directors who have established effective means for communicating with our stockholders regarding their executive compensation ideas and concerns.

•
Independent Compensation Committee Advisor. The Compensation Committee engaged its own compensation consultant to assist with its 2018 compensation review. This consultant performed no consulting or other services for the Company during 2018.

•
Annual Executive Compensation Review. Our Compensation Committee conducts an annual review and approval of our compensation strategy, including a review of our compensation peer group used for comparative purposes.

•
Annual Compensation-Related Risk Review. Our Compensation Committee conducts an annual assessment of our compensation-related risk profile, including our compensation policies and practices, to ensure that our compensation-related risks are not reasonably likely to have a material adverse effect on the Company.

•
Executive Compensation Policies and Practices. Our compensation philosophy and related corporate governance policies and practices are complemented by several specific compensation practices that are designed to align our executive compensation with long-term stockholder interests, including the following:

•
Compensation At-Risk. Our executive compensation program is designed so that a significant portion of compensation is “at risk” based on corporate performance, as well as equity-based to align the interests of our executive officers and stockholders.

•
No Retirement Plans. We do not currently offer, nor do we have plans to provide, pension arrangements, retirement plans, or nonqualified deferred compensation plans or arrangements to our executive officers, other than our broad-based 401(k) defined contribution plan, as described in more detail below.

•
No Special Health or Welfare Benefits. Our executive officers participate in broad-based Company-sponsored health and welfare benefits programs on the same basis as our other full-time, salaried employees.

•
Limited Perquisites. We do not consider perquisites or other personal benefits to be a significant component of our executive compensation program. Accordingly, we provide only limited perquisites and other personal benefits, if any, to our executive officers, which, if provided, are generally de minimis in value.

•
No Tax Reimbursements. We do not provide any tax reimbursement payments (including “gross-ups”) on any perquisites or other personal benefits or on any severance or change-in-control payments or benefits.

•
Stock Ownership Policy. We have adopted a stock ownership policy for our executive officers and Board members that requires them to maintain ownership of our common stock with a value equal to two or three times their annual base salary or director retainer, as applicable, depending on position.

•
Hedging and Pledging Prohibited. We prohibit our directors and executive officers from engaging in short-term or speculative transactions involving the Company's securities, such as publicly traded options, short sales, puts and calls, and hedging transactions. This prohibition also applies to holding our securities in a margin account and “short sales against the box.”

•	Stock Option Repricing Prohibited. Our equity compensation plan prohibits the repricing of stock options and other equity awards without stockholder approval.

Overview of Compensation Objectives

We recognize that our success is in large part dependent on our ability to attract and retain talented employees. We endeavor to create and maintain an executive compensation program based on performance, teamwork, and rapid progress and to align the interests of our executive officers and stockholders. As such, we have designed our executive compensation program to achieve the following objectives:

•	attract and retain highly-talented, experienced executives in our industry;

•	motivate and reward executives whose knowledge, skills, and performance contribute to our success, including our key financial, operational, and strategic goals;

•	align compensation with our business and financial objectives and the short-term and long-term interests of our stockholders; and

•	offer total compensation that is competitive and fair.

To meet these objectives, the principal components of our 2018 executive compensation program consisted of base salary, annual cash bonus opportunities, and long-term incentive compensation in the form of equity awards. Each of the components has a role in meeting the objectives above. The mix of compensation components is designed to reward and provide incentives for both short-term and long-term performance. We intend to continue to set our compensation policies with the goal of achieving the compensation objectives identified above with the same overall components of compensation. Additionally, we believe that attracting and retaining high caliber executives and providing them with appropriate performance incentives are critical steps to help us achieve our corporate goals and build long-term value for our stockholders.

Roles of the Compensation Committee, Chief Executive Officer and Compensation Consultant

The Compensation Committee of our Board is responsible for the compensation programs for our executive officers and reports to the full Board on its decisions and other actions. In this role, the Compensation Committee reviews and approves annually all compensation decisions relating to our executives, including our CEO.

Our CEO attends Compensation Committee meetings and has been and will continue to be involved in the determination of compensation for our other executive officers. Typically, our CEO makes recommendations to the Compensation Committee regarding base salary and incentive-based compensation for our other executive officers based on our financial and operational results and an assessment of each individual executive officer’s contribution toward those results. Our Compensation Committee approves the compensation arrangements for our CEO.

As previously noted, at least annually our Compensation Committee conducts a review of our executive compensation program and the target total direct compensation opportunity and each individual compensation component for our named executive officers. In the course of its deliberations, the Compensation Committee reviews our CEO’s compensation recommendations (as described above) as well as several additional factors, including the competitive market analysis prepared by its compensation consultant (which it uses to enhance its understanding of the competitive market for executive talent and to assess competitive positioning), our financial and operational performance, each individual executive officer’s contributions to that performance, his or her individual performance for the past completed fiscal year and expected future contributions, his or her role and responsibilities, his or her tenure with the Company, his or her individual experience, skills, and expertise, the demand for such specific experience, skills, and expertise, his or her retention risk, internal equity, and the financial impact of our compensation decisions on key financial and other measures, such as our equity “burn rate.” Our Compensation Committee does not weigh these factors in any specific manner, and, given the range of factors considered, does not target any specific percentile level or percentile range for any individual compensation component or overall target total direct compensation opportunity.

Our Compensation Committee has retained Compensia, a national compensation consulting firm that reports directly to the Compensation Committee, to assist the committee with reviewing and analyzing the key elements of our executive compensation program. As part of its engagement, Compensia has conducted interviews with members of senior management and the Compensation Committee to learn more about our business operations and strategy, key performance metrics and strategic goals, and the labor markets in which we compete. As part of its engagement, the Compensation Committee has directed Compensia to develop recommendations and performance measures for consideration and potential approval by the Compensation Committee, including developing and updating as appropriate a peer group of companies which the committee uses to assess our compensation programs, policies, and practices. Our Compensation Committee has assessed the independence of Compensia, taking into account, among other things, the factors set forth in Exchange Act Rule 10C 1 and the listing standards of the NASDAQ Stock Market, and has concluded that no conflict of interest exists with respect to the work Compensia performs for our Compensation Committee.

Competitive Positioning

An important step in structuring the compensation packages for newly hired executive officers, as well as gauging the competitiveness of the compensation packages for existing executive officers, is the identification and evaluation of compensation packages offered to similarly situated executive officers of a peer group of companies. Our Compensation Committee believes that it is important when making its compensation decisions to be informed as to the current practices of comparable publicly-held companies. To this end, our Compensation Committee directed Compensia, as part of its engagement, to develop and regularly update as appropriate a comparative group of peer companies, as well as to perform analyses of competitive performance and compensation levels for that peer group. As part of the process, Compensia presented to our Compensation Committee, and the committee approved, the following peer group for purposes of assessing our executive compensation program for 2018:

Antares Pharma, Inc.	Foundation Medicine, Inc.	Merrimack Pharmaceuticals, Inc.	Rockwell Medical, Inc.

Accelerate Diagnostics	Glaukos Corporation	NanoString Technologies, Inc.	SurModics, Inc.

Anika Therapeutics	Intersect ENT, Inc.	Navidea Biopharmaceuticals, Inc.	Veracyte

AxoGen, Inc.	Luminex Corporation	OraSure Technologies, Inc.

Cerus Corporation	LeMaitre Vascular	Pacific Biosciences of California

Enzo Biochem, Inc.	Meridian Bioscience	Quidel Corporation

This compensation peer group was developed by Compensia and approved by our Compensation Committee after taking into account input from management and considering a number of factors, including: competition for labor and/or investment capital; the industry in which the companies operate; and their respective revenues, market capitalization, and number of employees. The Compensation Committee added three companies to our peer group (Accelerate Diagnostics, Anika Therapeutics, and LeMaitre Vascular) based on industry-fit and given these companies fell within our selection criteria range for both revenue and market capitalization.  The Compensation Committee removed six peers (Abaxis, Bio-Techne, Exelixus, Exact Sciences, Genomic Health, and Nektar Therapeutics) from our peer group because both the revenue and market capitalization for these companies exceeded our selection criteria.

Elements of Compensation

For 2018, the principal elements of our executive compensation program consisted of base salary, annual cash bonus opportunities, and long-term incentive compensation in the form of equity awards. In 2018, the long-term equity awards consisted of restricted stock unit awards and MSUs. Our executive officers are also eligible to participate in our health and welfare benefits plans, which are generally available to all of our employees and are further described below. The following summarizes our objectives for each of the principal elements of executive compensation for 2018:

Base salaries:

•	reward individuals’ current contributions to the Company; and

•	compensate individuals for their expected day-to-day performance.

Annual bonus awards:

•	align executive compensation with annual corporate performance objectives;

•	enable us to attract, retain, and reward individuals who contribute to our success; and

•	motivate individuals to enhance the value of our Company.

Long-term incentive compensation:

•	align individuals’ incentives with the long-term interests of our stockholders;

•	reward individuals for potential long-term contributions; and

•	provide the potential for increased executive retention.

We emphasize annual and long-term incentive compensation over fixed (base salary) compensation. As part of its evaluation of the compensation of our executive officers, our Compensation Committee reviews not only the individual elements of compensation, but also their target total direct compensation opportunity and the mix between fixed and variable compensation. We believe this approach has allowed us to attract and retain highly talented and experienced executive officers. In addition, we believe this approach rewards our executive officers when we achieve our corporate objectives as well as enables us to preserve working capital. If our corporate objectives are not achieved and/or our stock price does not appreciate, a significant portion of the compensation for our executive officers is at risk. In this manner, our executive compensation program is directly aligned with the interests of our stockholders and is structured to reward overachievement of our corporate objectives and the creation of long-term stockholder value.

Based on the Compensation Committee’s pay-for-performance philosophy and focus on linking executive compensation with long-term stockholder interests, in February 2018 the Compensation Committee approved a compensation strategy for our executive officers which generally sought to establish base salaries in the lower range of the competitive market, as reflected by the Company’s compensation peer group, and annual cash bonus opportunities and long-term incentive compensation in the form of equity awards in the higher range of the competitive market.

Base Salaries

Base salary is the principal fixed component of our executive compensation program and is intended to reward individual contributions to the Company and compensate our executive officers for their expected day-to-day performance. Our Compensation Committee’s overall strategy is to maintain base salary as a nominal portion of each executive officer’s target total direct compensation opportunity. The Compensation Committee initially establishes base salaries for our executive officers through arm’s-length negotiation at the time of hire and principally based on a total compensation package that considers prior base salary but generally seeks to set this compensation component in the lower range of the competitive market. The base salaries of our executive officers are then reviewed annually by our Compensation Committee, with significant input from our CEO for our other executive officers, to determine whether any adjustment is warranted.

In determining whether to adjust the base salaries of our executive officers, our Compensation Committee considers the recommendations of our CEO, the competitive market analysis prepared by its compensation consultant, its desired market positioning for this compensation component, and the other factors described above. After evaluating the foregoing, in February 2018 our Compensation Committee determined that it would increase the base salary for our CEO by approximately 3%, from $500,000 to $515,000, and increase the base salary of our Senior Vice President, Sales and Marketing by approximately 15%. In addition, our Compensation Committee determined that it would increase the base salaries of our other named executive officers by 3%.

Annual Bonus Awards

Our annual bonus awards are designed to provide short-term incentive compensation consistent with our annual performance. To support this objective, each year our Compensation Committee approves an annual bonus plan. Each of our executive officers is eligible to participate in the bonus plan. The bonus plan is designed to align each executive officer’s efforts with our key financial, operational, and strategic goals by providing an opportunity for each executive officer to earn an annual bonus with the award payments based on our success in achieving our annual corporate objectives as reflected in our annual operating plan.

The 2018 Bonus Plan

The Compensation Committee is responsible for establishing the target annual bonus opportunities for our executive officers under our annual bonus plan. Typically, the target annual bonus opportunity for each executive officer is expressed as a percentage of his or her annual base salary. For purposes of our 2018 bonus plan, the target annual bonus opportunity for our CEO was 100% of his annual base salary and the target annual bonus opportunity for each of our other named executive officers was 50% of each individual’s respective annual base salary, based in part to ensure internal pay equity among our executive officers. The bonus opportunity for our CEO under our 2018 bonus plan was 100% based on the achievement of the three Company Performance Goals (described in greater detail below). For all of our other named executive officers, individual bonus opportunities under our 2018 bonus plan were based 75% on the Company Performance Goals and 25% on individual performance goals linked to each individual’s respective function. Based on actual performance, potential outcomes under our 2018 bonus plan in respect of the Company Performance Goals could have ranged from 0% to 140%. With respect to our named executive officers other than our CEO, assessments of individual performance under our 2018 bonus plan could have ranged from 0% to 125%.

Bonus payouts for 2018 were based on three Company Performance Goals, comprising: (1) the filing of all three 510(k) applications with the FDA for our ePlex BCID Panels (GP, GN, and FP); (2) annual revenues; and (3) the number of ePlex customer placements during 2018. The Compensation Committee included the filing of all three 510(k) applications for our ePlex BCID Panels as a performance goal in order to create incentives for management to achieve these key operational goals designed to directly translate into future financial performance. The Compensation Committee established the revenue and ePlex customer placement performance goals in recognition that these metrics measure the growth of the Company and provide an indication of future success.

With respect to the filing of all three 510(k) applications for our ePlex BCID Panels, the 2018 bonus plan provided that our executive officers could have achieved between 10% and 20% of their respective target bonus opportunity if the Company submitted all three filings to the FDA before the end of 2018. In addition, the 2018 bonus plan provided the opportunity for our executive officers to obtain between 50% and 80% of their target bonus opportunities if the Company achieved at least a threshold amount of $70 million in total revenue in 2018, and between 10% and 40% of their target bonus opportunity if the Company achieved at least a threshold number of 125 ePlex placements during 2018. Any performance in respect of total annual revenue or ePlex placements below the designated threshold amount would result in 0% achievement, and any achievement above the designated maximum amount would result in the maximum designated achievement, in each case with respect to that particular Company Performance Goal. In addition, with respect to both total annual revenue and ePlex placements, any achievement between the designated levels for such performance goals would result in an achievement level based on linear interpolation between the applicable performance levels.

The following table describes the Company Performance Goals and each associated bonus payment opportunity based on actual performance as set forth in our 2018 bonus plan:

Company Performance Goal	Bonus Opportunity
All 3 ePlex BCID Panel FDA Submissions	Q3 (20%)		Q4 (10%)
Total 2018 Revenue	$82M (80%)	$78M (70%)	$74M (60%)	$70M (50%)
Total 2018 ePlex Instrument Placements	200 (40%)	175 (30%)	150 (20%)	125 (10%)

Our Compensation Committee believed the targeted revenue growth, number of ePlex customer placements, and the deadlines to submit all three of our ePlex BCID Panels to the FDA for 510(k) market clearance were in each case uncertain and challenging to obtain. In addition, our Compensation Committee recognized that, at the time the performance metrics and related achievement levels were established, there would be a considerable degree of difficulty in achieving all of our goals.

In the third quarter of 2018, we submitted 510(k) applications to the FDA for all three of our ePlex BCID Panels. As a result, our Compensation Committee determined that our executive officers had achieved 20% of their target bonus opportunities for these accomplishments under the terms of our 2018 bonus plan. In addition, in 2018 we secured 158 ePlex customer placements and generated $70.8 million in annual revenue, resulting in approximately 23% and 52% bonus contributions, respectively. Our Compensation Committee therefore determined that 95% of target performance was achieved in respect of the Company Performance Goals under the terms of our 2018 bonus plan.

In February 2019, our CEO proposed, and our Compensation Committee reviewed and approved, the overall individual performance of our named executive officers based on their individual performance goals under the 2018 bonus plan. Mr. Mendel’s individual performance goals for 2018 included achieving certain working capital, cash balance, and cost reduction targets, Mr. Gleeson’s and Mr. McNally’s individual goals for 2018 included achieving the Company’s annual revenue, ePlex placement, and commercialization forecasts, and Mr. Mitchell’s performance goals for 2018 included achieving certain manufacturing efficiency, yield, capacity, and cost reduction targets. Based on actual performance, our named executive officers achieved between 80% and 110% in respect of individual performance under our 2018 bonus plan. Payments made in March 2019 to each of our named executive officers under the terms of our 2018 bonus plan are reflected under the “Non-Equity Incentive Plan Compensation Column” in the Summary Compensation Table below.

Long-Term Incentive Compensation

In addition to annual bonus awards, we provide long-term incentive compensation in the form of equity awards to our executive officers. Because of the overall importance to our success of aggressively pursuing our strategic goals, as well as conserving our cash resources, a significant portion of our executives’ compensation has consisted of, and is expected to continue to consist of, equity-based awards. We believe that equity awards help achieve our compensation objectives by encouraging our executive officers to remain with the Company through at least the multi-year vesting or performance period for these awards and providing them with an incentive to continue to focus on our long-term financial performance and increasing stockholder value, while conserving working capital and aligning stockholder objectives.

Generally, these equity awards have consisted of options to purchase shares of our common stock, restricted stock unit awards, MSUs, and performance stock awards. In February 2018, our Compensation Committee determined that our named executive officers would receive an annual equity award comprising restricted stock unit awards and MSUs.

Equity Grant Practices

Generally, our named executive officers receive an equity award in connection with their initial hire, following promotions, and on an annual basis. To assist our Compensation Committee, we have developed guidelines for initial and annual equity awards. The guidelines for initial awards are based on the executive officer’s position and the competitive market analysis prepared by our Compensation Committee’s compensation consultant, while the guidelines for annual awards are based on this competitive market analysis and the other factors described above.

When granting equity awards to a newly-hired executive officer, our Compensation Committee also considers the individual’s background and historical compensation levels in order to determine the value of the equity award to be granted.

2018 Equity Awards

Consistent with our practice of providing long-term incentive compensation in the form of equity awards, in February 2018 we granted annual equity awards to our named executive officers in the form of restricted stock unit awards and MSUs with aggregate award values of approximately $2,342,000, in the case of our CEO, and ranging from approximately $562,000 to approximately $749,000 in the case of our other named executive officers. In addition, in October 2018, the Compensation Committee granted Mr. McNally 20,000 restricted stock units in connection with his appointment as the Company's Senior Vice President, Sales and Marketing in August 2018.

Restricted stock units granted in 2018 vest over four years, with 25% of the shares subject to the award vesting on the first anniversary of the grant date and the remaining shares subject to the award vesting in equal quarterly installments over the following three years, subject to each executive officer’s continued employment through each vesting date.

The shares of our common stock which may be earned pursuant to the MSUs granted in February 2018 are based on the Company’s TSR as compared to the Index over three performance periods: a one-year performance period (January 1, 2018 to December 31, 2018); a two-year performance period (January 1, 2018 to December 31, 2019); and a three-year performance period (January 1, 2018 to December 31, 2020). The applicable portion of the target award for each performance period will be reduced by two percentage points for each percent by which the Index exceeds our TSR but with the applicable portion of the target award reduced to 0% if the Index exceeds our TSR by 50% or more. The applicable portion of the target award will be increased by two percentage points for each percent by which our TSR exceeds the Index, up to maximum of 200% of the target award if our TSR exceeds the Index by 50% or more. At the end of the two-year and three-year performance periods, each recipient is eligible to receive any shares that were not earned in the one-year and two-year performance periods to the extent that the Company’s two-year or three-year TSR, as applicable, exceeds the prior performance results as compared to the Index. For purposes of calculating the difference in performance between our TSR and the Index under the MSUs, the average per share closing price for the 30 market trading days ending on the last market trading day of the applicable performance period, and the average per share closing price for the 30 market trading days ending on the last market trading day immediately preceding the first day of the applicable performance period, are used.

As a result of our stock price performance during 2018 as compared to the Index, in January 2019 our named executive officers were issued 109.7% of the target number of shares which could have been earned under the MSUs in respect of the one-year performance period. Set forth below are (a) the grant date fair value of the MSUs as reported in the Summary Compensation Table below, and (b) the actual realized value delivered to each named executive officer under the MSUs granted in February 2018 in respect of the one-year performance period based on the Company’s per share stock price on January 2, 2019 ($4.82).

Named Executive Officer	Total 2018 MSU Grant Date Fair Value ($)	1-Year MSU Value Delivered ($)
Hany Massarany	790,900	193,870
Scott Mendel	251,650	61,682
Michael Gleeson	188,738	46,262
James McNally	224,688	55,073
Brian Mitchell	188,738	46,262

In addition, as a result of our stock price performance during 2018 as compared to the Index, (a) no shares were earned by our named executive officers in respect of the three-year performance period (January 1, 2016 to December 31, 2018) pursuant to the MSUs granted to such individuals in February 2016, and (b) no shares were earned by our named executive officers in respect of the two-year performance period (January 1, 2017 to December 31, 2018) pursuant to the MSUs granted to such individuals in February 2017.

Other Benefits

In order to attract, retain, and pay market levels of compensation, we also provide our executive officers with the following health and welfare benefits:

•
Health Insurance. We provide each of our executive officers and their spouses, qualifying domestic partners, and children the same health, dental, and vision insurance coverage that we make available to our other eligible employees.

•	Life and Disability Insurance. We provide each of our executive officers with the same disability and life insurance as we make available to our other eligible employees.

•
Retirement Benefits. Our executive officers and other qualifying employees are eligible to participate in our tax-qualified 401(k) defined contribution plan. We do not currently make matching contributions for our executive officers that participate in the 401(k) plan, however, we have previously made matching contributions and we may choose to do so again for our executive officers in the future. We do not provide pension arrangements or post-retirement health coverage for our executive officers or employees.

•
Employee Stock Purchase Plan. In May 2018, our stockholders approved our Amended and Restated ESPP, which allows all participants to acquire our common stock at a discount price. The ESPP has a six-month “look-back” feature and allows participants to buy our stock at a 15% discount to the lower of the market price on the first or last day of the applicable six-month offering period with up to 10% of the participant’s base salary or a maximum of $25,000 annually.

•
Limited Perquisites and other Personal Benefits. We have limited the perquisites and other personal benefits that we make available to our executive officers. Our executive officers are entitled to relocation expenses on their initial hire and may from time-to-time be provided with other benefits with de minimis value that are not otherwise available to all of our employees. In the future, we may provide perquisites or other personal benefits in limited circumstances, such as where we believe it is appropriate to assist an individual executive officer in the performance of his or her duties, to make him or her more efficient and effective, or for recruitment, motivation, or retention purposes. All future practices with respect to perquisites or other personal benefits will be subject to review and approval by our Compensation Committee.

Employment Agreements

We have entered into a written employment agreement with Mr. Massarany, our CEO. We also have extended written employment offer letters to our other named executive officers, including Mr. Mendel, our Chief Operating Officer. We believe that these employment arrangements were necessary to induce these individuals to forego other employment opportunities or leave their current employer for the uncertainty of a demanding position in a new and unfamiliar organization.

In filling our executive positions, our Board or the Compensation Committee, as applicable, was aware that it would be necessary to recruit candidates with the requisite experience and skills to manage a growing business in a dynamic and ever-changing industry. Accordingly, the Compensation Committee recognized that it would need to develop competitive compensation packages to attract qualified candidates in a highly-competitive labor market. At the same time, our Board or the Compensation Committee, as applicable, was sensitive to the need to integrate new executive officers into the executive compensation structure that it was seeking to develop, balancing both competitive and internal equity considerations.

Each of these employment arrangements provides for “at will” employment and sets forth the initial compensation arrangements for the executive officer, including an initial base salary, an annual cash bonus opportunity, and a recommendation for an initial equity award.

For a detailed description of the employment arrangements with our named executive officers, see “Employment Agreements” below.

Post-Employment Compensation Arrangements

Our employment arrangements with our CEO and Chief Operating Officer provide them with the opportunity to receive various payments and benefits in the event of an involuntary termination of employment under certain specified circumstances, including an involuntary termination of employment in connection with a change in control of the Company. In addition, in the event of a change in control of the Company, all outstanding equity awards held by our named executive officers will automatically become fully vested, exercisable or payable, as applicable.

We provide these arrangements to encourage our executive officers to work at a dynamic and rapidly growing business where their long-term compensation largely depends on future stock price appreciation. These arrangements are intended to, among other things, mitigate a potential disincentive for our executive officers when they are evaluating a potential acquisition of the Company, particularly when the services of the executive officers may not be required by the acquiring entity. In such a situation, we believe that these arrangements are necessary to encourage retention of the executive officers through the conclusion of the transaction, and to ensure a smooth management transition. These arrangements have been drafted to provide each of our executive officers, including our named executive officers, with treatment that is competitive with current market practices.

For a detailed description of the post-employment compensation arrangements of our named executive officers, see “Potential Payments Upon Termination or Change of Control” below.

Other Compensation Policies

Hedging and Pledging Policy

We have adopted a securities trading policy that prohibits our executive officers and Board members from engaging in hedging and other inherently speculative transactions with respect to our stock. The equity awards granted to our executive officers and other senior employees are designed to tie the value of these awards to long-term stockholder value. Our Compensation Committee believes that it is essential that executive officers and directors be prevented from using hedging and derivative transactions to undermine or circumvent the objectives of these arrangements. As a result, we maintain a securities trading policy that prohibits these individuals from engaging in short sales, transactions in put or call options, hedging transactions, or any other inherently speculative transaction with respect to our securities. This prohibition also applies to holding our securities in a margin account and “short sales against the box.”

Stock Ownership Policy

In April 2014, we adopted a stock ownership policy for our executive officers and Board members that, subject to a phase-in period, requires these individuals to maintain ownership of our stock equal to three times their annual base salary or annual director retainer, as applicable, in the case of our CEO and the other members of our Board, and two times their annual base salary in the case of all other executive officers. All of our named executive officers and Board members are either already in compliance, or are expected to be in compliance by the required phase-in date, with the terms of the policy.

Compensation Recovery (“Clawback”) Policy

Our Compensation Committee has not yet established a policy to recover bonuses and other incentive compensation from our executive officers if the performance objectives that led to the payment determination were to be restated, or found not to have been met to the extent originally believed by our Compensation Committee. As a public company, if we are required to restate our financial results due to our material noncompliance with any financial reporting requirements under the federal securities laws as a result of misconduct, our CEO and Chief Financial Officer may be legally required to reimburse us for any bonus or other incentive-based or equity-based compensation they receive, in accordance with the provisions of Section 304 of the Sarbanes-Oxley Act of 2002. Further, the Dodd-Frank Wall Street Reform and Consumer Protection Act requires that the SEC promulgate rules which would require that, in the event we are required to restate our financial statements, we “claw back” any bonuses and other incentive compensation paid based on financial performance that would not have been paid if based on the restated financial performance. The SEC has not yet finalized its “claw back” rules and we expect that our Board will re-evaluate the potential adoption of a “claw back” policy once such rules have been promulgated.

Tax and Accounting Considerations

To the extent possible, we attempt to provide compensation that is structured to maximize favorable accounting, tax, and similar benefits for the Company.

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) limits the Company’s tax deductibility of annual compensation in excess of $1 million paid to our CEO and any of our three other most highly compensated executive officers, other than our Chief Financial Officer for taxable years ending on or before December 31, 2017. For taxable years ending on or before December 31, 2017, qualifying performance-based compensation will not be subject to this deduction limit if certain requirements are met.

Under the Tax Cuts and Jobs Act and effective for taxable years beginning on or after January 1, 2018, the exemption from the $1 million deduction limit for performance-based compensation has been repealed, and the persons treated as covered employees subject to the deduction limit have been expanded to include our Chief Financial Officer, as well as our CEO and our three other most highly compensated executive officers.  Further, any executive officer who was a covered employee for any taxable year beginning after December 31, 2016 continues to be treated as a covered employee in all future years.  However, the prior Section 162(m) provisions continue to apply to remuneration paid pursuant to binding written contracts in effect on November 2, 2017 and that are not materially modified after that date.

Our Compensation Committee regularly reviews and considers the deductibility of executive compensation under Section 162(m) in designing our compensation programs and arrangements. While we will continue to monitor our compensation programs in light of Section 162(m), the Compensation Committee considers it important to retain the flexibility to design compensation programs that are in the best long-term interests of our stockholders. As a result, our Compensation Committee may conclude that paying compensation at levels that are not deductible under Section 162(m) is nevertheless in the best interests of our stockholders.

Accounting for Stock-Based Compensation

Our Compensation Committee considers accounting treatment in designing compensation plans and arrangements for our executive officers and other employees. Chief among these is Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC Topic 718”), the standard which governs the accounting treatment of stock-based compensation awards.

ASC Topic 718 requires us to recognize in our consolidated statement of operations all share-based payments to employees, including grants of options to purchase shares of our common stock, restricted stock and restricted stock unit awards, performance stock units, and MSUs based on their fair values. ASC Topic 718 also requires us to recognize the compensation cost of these share-based payment awards in our income statements over the period that an award recipient is required to render service in exchange for the option or other award (which, generally, will correspond to the award’s vesting schedule).

CEO Pay Ratio

The following ratio compares the annual total compensation of our median employee with the annual total compensation of Mr. Massarany, our CEO. The pay ratio described below is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K (the “pay ratio rule”).

The total annual compensation of our median employee, not including our CEO, was $65,383. This total compensation amount includes salary paid during 2018, bonuses, non-equity incentive plan compensation (even if paid in the following fiscal year), equity awards (to the extent applicable), and other required compensation per the Summary Compensation Table disclosure rules. The total annual compensation of our CEO, as reported in the Summary Compensation Table, was $3,344,692. For 2018, the ratio of the total annual compensation of our CEO to the total annual compensation of our median employee was 51 to 1.

For purposes of the above disclosure, we are required to identify our median employee based upon our total, global workforce. In order to identify our median-paid employee from our workforce, we used the following methodology, material assumptions, adjustments, and estimates:

•
As permitted under SEC rules, to determine our median employee, we used base salary for our U.S. and international employees as our consistently applied compensation measure (CACM), rather than total compensation as calculated under the Summary Compensation Table disclosure rules.

•	We determined our median employee as of December 31, 2018.

•	All non-U.S. employees’ pay was converted into U.S. dollars using an exchange rate based on our determination date of December 31, 2018.

•	We excluded all 51 leased and contract workers providing services to the Company as of December 31, 2018.

 2018 Summary Compensation Table
The following table sets forth information concerning compensation earned for services rendered by our named executive officers for the fiscal years ended December 31, 2018, 2017, and 2016. The compensation described in this table does not include medical insurance or other benefits which are available generally to all of our salaried employees.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Hany Massarany	2018	512,106	2,342,150	489,662	774	3,344,692
President, Chief Executive Officer and Director	2017	490,345	2,943,496	74,993	774	3,509,608
	2016	450,000	1,571,029	383,548	774	2,405,351

Scott Mendel	2018	354,400	748,900	176,070	414	1,279,784
Chief Operating Officer Former Chief Financial Officer	2017	344,142	924,400	25,956	414	1,294,912
	2016	332,923	553,550	143,191	414	1,030,078

Michael Gleeson	2018	276,615	563,800	126,967	180	967,562
Senior Vice President, Corporate Accounts	2017	268,862	693,300	20,278	180	982,620
	2016	260,096	512,547	111,868	180	884,691

James McNally	2018	274,673	765,175	139,199	162	1,179,209
Senior Vice President, Sales and Marketing

Brian Mitchell	2018	261,179	561,675	119,913	414	943,181
Senior Vice President, Operations

(1)
Amounts reported reflect the grant date fair value of the awards determined in accordance with ASC Topic 718. For more information and the assumptions used to determine these values, see Note 5 in the Notes to Consolidated Financial Statements contained in our Annual Report on Form 10-K filed with the SEC on February 25, 2019.

(2)
The amounts reported in 2018, 2017, and 2016 reflect the grant date fair value of restricted stock units and MSUs granted in 2018, 2017, and 2016, respectively. The grant date fair value of the MSUs is based on the probable outcome of such awards as of the applicable grant date. Assuming maximum achievement under the MSUs (200%) granted in 2016, the grant date fair value of such MSUs, by individual, would have been as follows: Mr. Massarany ($789,886); Mr. Mendel ($287,449); and Mr. Gleeson ($266,157). Assuming maximum achievement under the MSUs (200%) granted in 2017, the grant date fair value of such MSUs, by individual, would have been as follows: Mr. Massarany ($1,760,226); Mr. Mendel ($552,800); and Mr. Gleeson ($414,600). Assuming maximum achievement under the MSUs (200%) granted in 2018, the grant date fair value of such MSUs, by individual, would have been as follows: Mr. Massarany ($1,581,800); Mr. Mendel ($503,300); Mr. Gleeson ($377,475); Mr. McNally ($449,375); and Mr. Mitchell ($377,475).

(3)	Amounts reported represent payments made based on actual performance pursuant to the terms of the annual bonus plan in effect for the applicable reporting period.

(4)	All amounts reported consist of life insurance benefits.

2018 Grant of Plan-Based Awards Table
The following table sets forth information regarding grants of plan-based awards to our named executive officers during the fiscal year ended December 31, 2018.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Hany Massarany		—	515,000	721,000
	2/27/18				—	110,000	220,000		790,900
	2/23/18							365,000	1,551,250

Scott Mendel			178,190	242,784
	2/27/18				—	35,000	70,000		251,650
	2/23/18							117,000	497,250

Michael Gleeson		—	139,050	189,456
	2/27/18				—	26,250	52,500		188,738
	2/23/18							88,250	375,063

James McNally		—	140,875	191,942
	10/26/18							20,000	103,800
	2/27/18				—	31,250	62,500		224,688
	2/23/18							102,750	436,688

Brian Mitchell		—	131,325	178,930
	2/27/18				—	26,250	52,500		188,738
	2/23/18							87,750	372,937

(1)	Amounts reported represent the target and maximum cash bonus amounts that could have been earned under our 2018 bonus plan.

(2)
Amounts reported represent the target and maximum number of shares that may be issued based on actual performance under the MSUs granted to our named executive officers in February 2018. MSUs may be earned in each of three performance periods beginning on January 1, 2018 and ending on each of December 31, 2018, December 31, 2019, and December 31, 2020. For additional information regarding these awards, see the “Outstanding Equity Awards at December 31, 2018 Table” below.

(3)
Amounts reported reflect grants of restricted stock units made under the 2010 Plan, which vest 25% on the first anniversary of the grant date and in equal quarterly installments thereafter over the following three years.

(4)
Amounts reported represent the grant date valuation of the awards determined in accordance with ASC Topic 718. For more information and the assumptions used to determine these values, see Note 5 in the Notes to Consolidated Financial Statements contained in our Annual Report on Form 10-K filed with the SEC on February 25, 2019.

Outstanding Equity Awards at December 31, 2018 Table
The following table sets forth information regarding outstanding equity awards held by our named executive officers as of December 31, 2018.

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units that have not Vested	Market Value of Shares or Units that have not Vested (1)($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights that have not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights that have not Vested (1)($)
Hany Massarany	4/5/11	275,000	—	$3.95	4/5/21(2)	—	$—	—	$—
	3/6/13	77,000	—	$10.89	3/6/23(2)	—	$—	—	$—
	3/6/14	160,714	—	$12.30	3/6/24(2)	—	$—	—	$—
	2/19/15	—	7,271	$13.17	2/19/25(2)	—	$—	—	$—
	2/19/15	—	—	$—	—	3,003(3)	$14,595	—	$—
	2/18/16	—	—	$—	—	78,198(3)	$380,042	—	$—
	2/22/17	—	—	$—	—	—	$—	63,684(4)	$309,504
	2/22/17	—	—	$—	—	107,469(3)	$522,299	—	$—
	2/23/18	—	—	$—	—	365,000(3)	$1,773,900	—	$—
	2/27/18	—	—	$—	—	—	$—	110,000(5)	$534,600

Scott Mendel	5/13/14	84,002	—	$9.43	5/13/24(2)	—	$—	—	$—
	2/19/15	34,070	1,482	$13.17	2/19/25(2)	—	$—	—	$—
	2/19/15	—	—	$—	—	612(3)	$2,974	—	$—
	2/18/16	—	—	$—	—	27,250(3)	$132,435	—	$—
	2/22/17	—	—	$—	—	—	$—	20,000(4)	$97,200
	2/22/17	—	—	$—	—	33,750(3)	$164,025	—	$—
	2/23/18	—	—	$—	—	117,000(3)	$568,620	—	$—
	2/27/18	—	—	$—	—	—	$—	35,000(5)	$170,100

Michael Gleeson	6/3/10	56,816	—	$6.49	6/03/20(2)	—	$—	—	$—
	3/6/13	33,000	—	$10.89	3/06/23(2)	—	$—	—	$—
	3/6/14	72,000	—	$12.30	3/06/24(2)	—	$—	—	$—
	2/19/15	58,075	2,525	$13.17	2/19/25(2)	—	$—	—	$—
	2/19/15	—	—	$—	—	1,042(3)	$5,064	—	$—
	2/18/16	—	—	$—	—	25,231(3)	$122,623	—	$—
	2/22/17	—	—	$—	—	—	$—	15,000(4)	$72,900
	2/22/17	—	—	$—	—	25,313(3)	$123,021	—	$—
	2/23/18	—	—	$—	—	88,250(3)	$428,895	—	$—
	2/27/18	—	—	$—	—	—	$—	26,250(5)	$127,575

James McNally	11/2/16	—	—	$—	—	16,250(3)	$78,975	—	$—
	2/22/17	—	—	$—	—	5,625(3)	$27,338	—	$—
	10/27/17	—	—	$—	—	7,500(3)	$36,450	—	$—
	2/23/18	—	—	$—	—	102,750(3)	$499,365	—	$—
	2/27/18	—	—	$—	—	—	$—	31,250(5)	$151,875
	10/26/18	—	—	$—	—	20,000(3)	$97,200	—	$—

Brian Mitchell	11/7/16	—	—	$—	0	15,000(3)	$72,900	—	$—
	2/22/17	—	—	$—	0	5,625(3)	$27,338	—	$—
	5/8/17	—	—	$—	0	12,500(3)	$60,750	—	$—
	2/23/18	—	—	$—	—	87,750(3)	$426,465	—	$—
	2/27/18	—	—	$—	0	—	$—	26,250(5)	$127,575

(1)	The market value was determined by multiplying the number of stock awards by the closing price of our common stock on NASDAQ on December 31, 2018 of $4.86 per share.

(2)
Represents stock options that vest 25% on the first anniversary of the grant date, with the remaining shares vesting in equal monthly installments thereafter over the following three years. All option grants have a term of ten years.

(3)
Represents restricted stock units that vest 25% on the first anniversary of the grant date, with the remaining shares vesting in 12 equal quarterly installments thereafter, contingent upon continued service to the Company.

(4)
Represents MSUs which may be earned in each of three performance periods beginning on January 1, 2017 and ending on each of December 31, 2017, December 31, 2018, and December 31, 2019. Based on actual performance, each individual may earn between 0% and 200% of the target number of MSUs granted. Amounts reported represent the target number of MSUs outstanding on December 31, 2018.

(5)
Represents MSUs which may be earned in each of three performance periods beginning on January 1, 2018 and ending on each of December 31, 2018, December 31, 2019, and December 31, 2020. Based on actual performance, each individual may earn between 0% and 200% of the target number of MSUs granted. Amounts reported represent the target number of MSUs outstanding on December 31, 2018.

2018 Option Exercises and Stock Vested Table

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Hany Massarany	—	—	198,378	$1,117,820
Scott Mendel	—	—	70,015	$395,569
Michael Gleeson	—	—	54,577	$308,205
James McNally	—	—	26,426	$150,871
Brian Mitchell	—	—	28,973	$171,739

(1)
The value realized on vesting is determined by multiplying (x) the number of shares that vested during 2018, by (y) the closing price per share of our common stock on NASDAQ on the applicable vesting date.

Potential Payments Upon Termination or Change of Control
Post-termination payments and benefits for our named executive officers are established pursuant to the terms of their individual employment agreements and equity awards. In the event of a change in control of the Company, all outstanding equity awards held by our executive officers will automatically become fully vested, exercisable or payable, as applicable. The following table sets forth the amounts payable to each of our named executive officers based on (a) the acceleration of unvested equity awards upon a change in control of the Company, and (b) an assumed termination of employment as of December 31, 2018 related to certain designated events.

Name	Value of Acceleration of Unvested Equity Awards Upon Change in Control	Value if Involuntarily Terminated Without Cause	Value if Voluntarily Terminated by Executive for Good Reason	Value if Terminated Due to Death or Disability	Value if Involuntarily Terminated following a Change in Control

Hany Massarany	$3,081,804(1)	$3,695,911(2)	$3,695,911(2)	$3,596,804(3)	$4,310,018(4)

Scott Mendel	$992,451(1)	$190,247(5)	—	—	$1,182,698(6)

Michael Gleeson	$772,900(1)	—	—	—	$772,900(1)

James McNally	$850,398(1)	—	—	—	$850,398(1)

Brian Mitchell	$680,750(1)	—	—	—	$680,750(1)

(1)
Amounts reported reflect the value attributable to the immediate acceleration of unvested equity awards upon a change of control event based on the closing price of our common stock on NASDAQ on December 31, 2018 of $4.86 per share. Amounts reported are not conditioned on the individual's termination of employment following such event.

(2)
The amount reported reflects (a) a severance payment equal to Mr. Massarany’s base salary at the time of termination ($515,000), plus the last annual bonus paid to Mr. Massarany ($74,993), (b) any payments made to continue Mr. Massarany's health care coverage for one year ($24,114), and (c) the value attributable to the immediate acceleration of unvested equity awards upon such termination event based on the closing price of our common stock on NASDAQ on December 31, 2018 of $4.86 per share ($3,081,804), in each in accordance with the terms of Mr. Massarany’s employment agreement.

(3)
The amount reported reflects a prorated portion of Mr. Massarany’s annual bonus payable in accordance with our 2018 bonus plan (or $515,000, assuming a qualifying termination event on December 31, 2018), and the value attributable to the immediate acceleration of unvested equity awards upon such termination event based on the closing price of our common stock on NASDAQ on December 31, 2018 of $4.86 per share ($3,081,804), in each in accordance with the terms of Mr. Massarany’s employment agreement.

(4)
The amount reported reflects: (a) a severance payment equal to ($1,179,986), representing the product of two multiplied by (i) Mr. Massarany’s base salary at the time of termination ($515,000), plus (ii) the last annual bonus paid to Mr. Massarany ($74,993), (b) any payments made to continue Mr. Massarany's health care coverage for two years ($48,228), and (c) the value attributable to the immediate acceleration of unvested equity awards upon such termination event based on the closing price of our common stock on NASDAQ on December 31, 2018 of $4.86 per share ($3,081,804), in each in accordance with the terms of Mr. Massarany’s employment agreement.

(5)
Mr. Mendel would be entitled to six months’ base salary continuation if his employment is terminated without cause ($178,190), as well as continued health care and benefits coverage for six months ($12,057).

(6)
The amount reported reflects: (a) six months' salary continuation ($178,190); (b) the value attributable to the immediate acceleration of unvested equity awards upon such termination event based on the closing price of our common stock on NASDAQ on December 31, 2018 of $4.86 per share ($992,451); and (c) payments made to continue health care and benefits coverage for six months ($12,057), in each in accordance with the terms of Mr. Mendel’s employment agreement.

Potential Payments upon Termination or Change of Control

In accordance with provisions of our 2010 Plan, upon a change in control of the Company (as defined in the 2010 Plan), all outstanding equity awards held by our non-employee directors will become immediately exercisable and vested in full.

Employment Agreements

Hany Massarany

On April 5, 2011, we entered into an employment agreement with Mr. Massarany, pursuant to which he was appointed as our President and CEO, effective May 1, 2011.

Pursuant to the terms of his employment agreement, Mr. Massarany’s annual base salary was originally set at $450,000, less applicable withholdings, which amount shall be reviewed at least annually for potential increases by our Board based on performance. In 2018, our Compensation Committee increased Mr. Massarany’s salary from $500,000 to $515,000, based on an evaluation of competitive market data. Mr. Massarany’s target annual bonus opportunity was established at 100% of his base salary. Mr. Massarany may earn up to 150% of his target annual bonus opportunity based on the achievement of certain milestones and objectives established by the Compensation Committee

In connection with entering into the employment agreement, Mr. Massarany was awarded 275,000 stock options at an exercise price equal to the fair market value on the grant date and 176,739 restricted shares of common stock, in each case pursuant to the terms of the 2010 Plan. Subject to continued employment, the options vest over four years, with 25% of the options vesting on the first anniversary of the grant date, and 75% of the options vesting in equal monthly installments thereafter over the following three years, subject to acceleration upon a change of control of the Company. Subject to continued employment, the shares of restricted stock vest over four years, with the shares vesting in equal quarterly installments beginning on July 5, 2011, subject to acceleration upon a change of control of the Company. In the event of a change of control transaction in which our stockholders receive cash consideration, all of Mr. Massarany’s stock options shall be exchanged for (i) a cash payment equal to the number of shares subject to the options multiplied by (ii) the excess of the fair market value of each share over the exercise price, and all equity awards will become fully vested.

Subject to the following paragraph, in the event Mr. Massarany's employment is terminated without cause (as defined below) or Mr. Massarany terminates his employment for good reason (as defined below), he will be entitled to receive (i) any accrued benefits during his time of service, (ii) a severance payment equal to his base salary at the time of termination, plus the last annual bonus paid to Mr. Massarany, (iii) immediate acceleration of the vesting of his outstanding equity awards, and

(iv) during the one year period following his termination of employment, reimbursement for any payments made to continue his healthcare coverage, subject to certain limitations. Payment of the foregoing benefits is conditioned upon Mr. Massarany’s compliance with the surviving terms of his employment agreement, his execution of a specified general release of claims, and his cooperation with pending litigation during a one-year period following his termination.

If Mr. Massarany’s employment is terminated without cause or Mr. Massarany terminates his employment for good reason within six months preceding or 24 months following a change in control of the Company (as defined in the 2010 Plan), then, in lieu of the benefits described above, Mr. Massarany will be entitled to receive (i) any accrued benefits during his time of service, (ii) a severance payment equal to the product of two multiplied by (a) his base salary at the time of termination, plus (b) the last annual bonus paid to Mr. Massarany, (iii) immediate acceleration of the vesting of his outstanding equity awards, and (iv) during the two year period following his termination of employment, reimbursement for any payments made to continue his healthcare coverage, subject to certain limitations.

In the event Mr. Massarany’s employment is terminated for cause, except with respect to any obligations which accrued during his time of service, all other obligations under his employment agreement will automatically become terminated. In addition, in the event of Mr. Massarany’s death or disability, he will become entitled to receive (i) any accrued benefits during his time of service, (ii) a prorated portion of his annual bonus payable in accordance with our then-current bonus plan, and (iii) immediate acceleration of the vesting of his outstanding equity awards.

For the purposes of Mr. Massarany’s employment agreement “cause” means:

•
any act or omission that constitutes a material breach by Mr. Massarany of any of his material obligations under the agreement or his Employee Innovations and Proprietary Rights Agreement with the Company, after a written demand for substantial performance is delivered to Mr. Massarany by the Board that specifically identifies the manner in which the Board believes that Mr. Massarany has materially breached his obligations under the agreement and Mr. Massarany’s failure to cure such alleged breach not later than 30 days following his receipt of such notice

•	Mr. Massarany’s conviction of, or plea of nolo contendere to, any felony;

•
Mr. Massarany’s ongoing willful refusal to follow the proper and lawful directions of the Board after a written demand for substantial performance is delivered to him by the Board that specifically identifies the manner in which the Board believes that Mr. Massarany has refused to follow its instructions and Mr. Massarany’s failure to cure such refusal not later than 30 days following his receipt of such notice; or

•
any acts or omissions constituting willful misconduct by Mr. Massarany (including any violation of federal securities laws) which is materially and demonstrably injurious to the financial condition or business reputation of the Company and its subsidiaries, taken as a whole.

For the purposes of Mr. Massarany’s employment agreement, “good reason” means termination of Mr. Massarany’s employment because of the occurrence of any of the following events, without Mr. Massarany’s prior written consent:

•
a material breach of Mr. Massarany’s employment agreement by the Company (including, but not limited to, a removal of Mr. Massarany from the office of Chief Executive Officer for a reason other than cause or his disability);

•	Mr. Massarany’s failure to be elected or re-elected to the Board;

•	a material diminution in Mr. Massarany’s then authority, duties or responsibilities;

•	a reduction by the Company in Mr. Massarany’s base salary or target bonus amount; or

•	relocation of Mr. Massarany’s base office to an office that is more than 30 highway miles from Mr. Massarany’s base office prior to such relocation.

In addition, in connection with Mr. Massarany’s termination of employment in connection with a change in control of the Company (as defined in the 2010 Plan), the term “good reason” also includes (a) the Company’s failure to obtain a satisfactory agreement from any successor to assume and agree to perform Mr. Massarany’s employment agreement and (b) upon or within 24 months following a change in control, either (i) Mr. Massarany is not the chief executive officer of the publicly traded entity resulting from such change in control or of the publicly traded parent of such entity, in either case reporting directly to the board of directors of such publicly traded entity or its publicly traded parent, or (ii) there is no publicly traded entity resulting from such change in control and no publicly traded parent of such entity.

The terms of Mr. Massarany’s employment agreement were established through arms-length negotiation at the time of his hire, and reflect the terms the Compensation Committee believed were necessary and appropriate to secure his services as our Chief Executive Officer given his significant industry knowledge and experience. In addition, the Company has provided Mr. Massarany with greater compensation and benefits (including post-employment compensation) than that provided to the Company’s other executive officers to reflect his level of responsibility and the increased risk faced by Mr. Massarany as the Company’s President and Chief Executive Officer. The Compensation Committee believes that Mr. Massarany’s competitive compensation package is critical in motivating and retaining him as a highly valued chief executive officer.

Scott Mendel

On May 7, 2014, we entered into an employment offer letter with Mr. Mendel appointing him as our Chief Financial Officer, effective May 13, 2014. In February 2019, Mr. Mendel was appointed as our Chief Operating Officer. Pursuant to his employment offer letter, Mr. Mendel's base salary was established at $320,000. Mr. Mendel's annual bonus opportunity was established at 50% of his base salary pursuant to the Company’s performance incentive bonus program. In connection with his commencement of employment, Mr. Mendel was granted 53,764 restricted stock units and a stock option to purchase 84,002 shares of the Company’s common stock, in each case as an inducement grant under Nasdaq Listing Rule 5635(c)(4). Subject to continued employment, Mr. Mendel’s stock options vest 25% on the first anniversary of the grant date, with the remaining shares subject to the option vesting in equal monthly installments over the following three years. Mr. Mendel’s restricted stock units vest 25% on the first anniversary of the grant date, with the remaining shares subject to the award vesting in equal quarterly installments over the following three years. Under the terms of Mr. Mendel’s offer letter, he will be eligible to receive six months’ salary continuation, including health care and benefits coverage, if his employment is terminated by the Company for reasons other than cause.

The terms of Mr. Mendel's employment offer letter were established through arms-length negotiation at the time of his hire, and reflect the terms the Compensation Committee believed were necessary and appropriate to secure his services as our Chief Financial Officer given his significant industry knowledge and experience.

Risk Considerations

Our Compensation Committee considers, in establishing and reviewing our overall executive compensation program, whether the program encourages taking unnecessary or excessive risks. During the first quarter of 2018, management, with the input of our human resources and legal departments, reviewed our compensation practices and policies to identify whether they believed these practices and policies created excessive or unnecessary risks. These findings were presented to the Compensation Committee and the Board for consideration. After consideration of the information presented, the Compensation Committee and the Board concluded that our overall executive compensation program does not encourage unnecessary or excessive risk taking. In reaching its determination, the Board noted that our compensation policies and practices are structured to address company-wide risk, and the combination of base salary, annual incentive bonuses and stock-based incentive awards with multi-year vesting periods is balanced and serves to motivate our employees to accomplish our business plan without creating risks that are reasonably likely to have a material adverse effect on our Company.

DIRECTOR COMPENSATION

Our annual director compensation cycle runs from July 1 of a particular calendar year through June 30 of the following calendar year. In May 2018, our Board of Directors increased certain components of Board compensation, including the compensation payable for serving as a member of the Board, based on an assessment of competitive market practices among the Company’s peer group. The amounts payable for Board service during 2018 (both before and after the foregoing adjustments) are set forth below.

Position	1/1/18 - 6/30/18 Annual Retainer	7/1/18 - 12/31/18 Annual Retainer
Board Membership	$115,000	$140,000
Chairman of the Board	$40,000	$47,500
Chair of Audit Committee	$15,750	$20,000
Chair of the Compensation Committee	$11,500	$14,000
Chair of the Corporate Governance and Nominating Committee	$8,000	$10,000
Audit Committee Members other than Chair	$6,000	$10,000
Compensation Committee Members other than Chair	$5,000	$6,000
Corporate Governance and Nominating Committee Members other than Chair	$4,000	$5,000

Upon joining the Board, non-employee directors typically receive an initial grant of options to purchase shares of our common stock. These stock option awards have an exercise price per share equal to the fair market value on the grant date with such awards generally vesting over four years, with 25% of the options vesting on the first anniversary of the grant date and the remainder of the options vesting in equal monthly installments over the subsequent three years.

We do not pay any director compensation to a director who is also an employee of the Company. The table below sets forth the compensation (cash and equity) received by our non-employee directors in 2018. Fees are prorated based on length of service for non-employee directors serving a portion of the year. The Board has the discretion to allocate the portion of the fees payable in cash and the portion of the fees payable in equity awards. The Board determined that the Board fees payable in respect of 2018 service would be paid 20% in cash and 80% in equity awards. Equity awards granted for annual director fees are granted on a date determined by the Board or the Compensation Committee, have an exercise price per share equal to the fair market value of the Company’s common stock on the grant date (in the case of stock options), and vest 100% on the first anniversary of the grant date (unless the director does not stand for re-election, in which case such award vests 100% on the day immediately prior to the termination of such director’s term of service). Any cash fees are payable quarterly within 30 days of the beginning of each quarter. Each non-employee director is also entitled to be reimbursed for reasonable travel and other expenses incurred in connection with attending meetings of the Board and any committee(s) on which he or she serves.

2018 Director Compensation Table

The following table sets forth the compensation for our non-employee directors for the fiscal year ended December 31, 2018.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Totals ($)
Daryl J. Faulkner(3)	$32,000	$123,998	$155,998
James Fox, Ph.D.(4)	$65,601	$172,375	$237,976
Lisa M. Giles(5)	$30,250	$119,749	$149,999
Michael S. Kagnoff(6)	$29,750	$115,248	$144,998
Kevin C. O’Boyle(7)	$33,938	$132,062	$166,000

(1)	Pursuant to the Company’s director compensation policy in effect for 2018, non-employee directors received approximately 80% of their compensation in the form of restricted stock units.

(2)
In 2018, each non-employee director received the following number of restricted stock units as payment in respect of director fees: Mr. Faulkner (17,714); Dr. Fox (24,625); Ms. Giles (17,107); Mr. Kagnoff (16,464); and Mr. O’Boyle (18,866). Each of these restricted stock units vest 100% on the first anniversary of the grant date.

(3)	As of December 31, 2018, Mr. Faulkner held 56,056 options to purchase shares of our common stock and 17,714 restricted stock units.

(4)	As of December 31, 2018, Dr. Fox held no options to purchase shares of our common stock and 24,625 restricted stock units.

(5)	As of December 31, 2018, Ms. Giles held 18,267 options to purchase shares of our common stock and 17,107 restricted stock units.

(6)	As of December 31, 2018, Mr. Kagnoff held 18,267 options to purchase shares of our common stock and 16,464 restricted stock units.

(7)	As of December 31, 2018, Mr. O’Boyle held 56,476 options to purchase shares of our common stock and 18,866 restricted stock units.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on this review and these discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

James Fox, Ph.D. (Chair)
Daryl J. Faulkner
Kevin C. O’Boyle

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

As of December 31, 2018, the Compensation Committee consisted of James Fox, Ph.D. (Chair), Daryl J. Faulkner and Kevin C. O’Boyle. All of the members of the Compensation Committee are non-employee directors. No members of the Compensation Committee have a relationship that would constitute an interlocking relationship as defined by SEC rules.

REPORT OF THE AUDIT COMMITTEE

As of December 31, 2018, the Audit Committee consisted of Kevin C. O’Boyle (Chair), James Fox, Ph.D., and Lisa M. Giles. Under the guidance of a written charter adopted by the Board, the purpose of the Audit Committee is to oversee the accounting and financial reporting processes of the Company and audits of its financial statements. The responsibilities of the Audit Committee include appointing and providing for the compensation of our independent registered public accounting firm. Each member of the Audit Committee meets the independence and qualification standards for Audit Committee membership set forth in the listing standards provided by NASDAQ.

Management has primary responsibility for the system of internal controls and the financial reporting process. The independent registered public accounting firm has the responsibility to express an opinion on the financial statements based on an audit conducted in accordance with generally accepted auditing standards. The independent registered public accounting firm is also responsible for auditing the Company’s internal control over financial reporting. The Audit Committee appointed Ernst & Young LLP to audit the Company’s financial statements and the effectiveness of the related systems of internal control over financial reporting for the 2018 fiscal year.

The Audit Committee is kept apprised of the progress of the documentation, testing, and evaluation of the Company’s system of internal controls over financial reporting, and provides oversight and advice to management. In connection with this oversight, the Committee receives periodic updates provided by management and Ernst & Young LLP at each regularly scheduled Audit Committee meeting. The Committee also holds regular private sessions with Ernst & Young LLP to discuss their audit plan for the year, the financial statements, and risks of fraud. At the conclusion of the process, management provides the Audit Committee with, and the Audit Committee reviews, a report on the effectiveness of the Company’s internal control over financial reporting, as well as Ernst & Young LLP’s Report of Independent Registered Public Accounting Firm included in the Company’s Annual Report on Form 10-K.

The Audit Committee pre-approves all services to be provided by the Company’s independent registered public accounting firm, Ernst & Young LLP. Pre-approval is required for audit services, audit-related services, tax services, and other services. In some cases, the full Audit Committee provides pre-approval for up to a year, related to a particular defined task or scope of work and subject to a specific budget. In other cases, a designated member of the Audit Committee may have delegated authority from the Audit Committee to pre-approve additional services, and such pre-approval is later reported to the full Audit Committee. See “Principal Accountant Fees and Services” below for more information regarding fees paid to Ernst & Young LLP for services in 2017 and 2018.

In this context and in connection with the audited financial statements contained in the Company’s Annual Report on Form 10-K, the Audit Committee:

•
reviewed and discussed the audited financial statements as of and for the fiscal year ended December 31, 2018 with the Company’s management and Ernst & Young LLP, the Company’s independent registered public accounting firm;

•
discussed with Ernst & Young LLP the matters required to be discussed by Auditing Standard No. 16, “Communication with Audit Committees,” as adopted by the Public Company Accounting Oversight Board in Rule 3200T;

•
received and reviewed the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, discussed with the independent registered public accounting firm its independence, and concluded that the non-audit services performed by Ernst & Young LLP are compatible with maintaining its independence;

•
based on the foregoing reviews and discussions, recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 filed with the SEC; and

•	instructed the independent registered public accounting firm that the Audit Committee expects to be advised if there are any subjects that require special attention.
.

The Audit Committee met four times in 2018. This report for 2018 is provided by the members of the Audit Committee of the Board.
THE AUDIT COMMITTEE
Kevin C. O’Boyle (Chair)
James Fox, Ph.D.
Lisa M. Giles

Principal Accountant Fees and Services

The Audit Committee has appointed Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019, and is asking our stockholders to ratify this appointment.

In the event the stockholders fail to ratify the appointment, the Audit Committee will reconsider its selection. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent auditing firm at any time during the year if the Audit Committee believes that such a change would be in the best interests of the Company’s stockholders.

The following table presents the fees for professional audit services and other services rendered by Ernst & Young LLP for 2018 and 2017.

	Fiscal Year 2018	Fiscal Year 2017
Audit fees(1)	$875,550	$1,020,864
Tax fees(2)	169,705	150,497
Total	$1,045,255	$1,171,361

(1)
Audit fees represent fees and out-of-pocket expenses, whether or not yet invoiced, for professional services provided in connection with the audit of the Company’s financial statements and Sarbanes-Oxley Act compliance, review of the Company’s quarterly financial statements, review of registration statements on Forms S-3 and S-8, and audit services provided in connection with other regulatory filings.

(2)	Tax fees consist of fees for professional services performed by Ernst & Young LLP with respect to tax compliance, tax advice, and tax planning.
All fees paid to Ernst & Young LLP for 2018 and 2017 were pre-approved by the Audit Committee.

PROPOSAL 1
ELECTION OF DIRECTORS
At the Annual Meeting, our stockholders will vote on the election of two Class III directors to serve for a three-year term until our Annual Meeting of Stockholders in 2022 and until their successors are elected and qualified. The Board has unanimously nominated Lisa M. Giles and Michael S. Kagnoff for election to the Board as Class III directors. The nominees have indicated that they are willing and able to serve as directors. If either Ms. Giles or Mr. Kagnoff becomes unable or unwilling to serve, the accompanying proxy may be voted for the election of such other person as shall be designated by the Board. The proxies being solicited will be voted for no more than two nominees at the Annual Meeting.

The Class III directors will be elected by a majority of the votes cast in person or by proxy at the Annual Meeting assuming a quorum is present, which means that the number of votes cast “FOR” a nominee's election must exceed the votes cast “AGAINST” such nominee’s election. The number of votes cast with respect to a director’s election at the Annual Meeting excludes abstentions with respect to that particular director’s election. Broker non-votes will not be considered as present and entitled to vote on this proposal, and, therefore, will have no effect on the vote for this proposal. Stockholders do not have cumulative voting rights in the election of directors.
The Board unanimously recommends a vote “FOR” the election of Lisa M. Giles and Michael S. Kagnoff as Class III directors.

PROPOSAL 2
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
At the Annual Meeting, our stockholders will be asked to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will have the opportunity to make statements if they desire to do so. Such representatives are also expected to be available to respond to appropriate questions.
In the event our stockholders fail to ratify the appointment, the Audit Committee will reconsider its selection. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent auditing firm at any time during the year if the Audit Committee believes that such a change would be in the best interests of the Company’s stockholders.
Voting and Board of Directors’ Recommendation
The proposal to ratify the appointment of Ernst & Young LLP requires the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on such proposal. Abstentions are considered present and entitled to vote with respect to this proposal and will, therefore, be treated as votes against this proposal.

The Board unanimously recommends a vote “FOR” Proposal 2...

PROPOSAL 3
ADVISORY VOTE ON THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS
The Board is providing stockholders with the opportunity to cast an advisory vote on the compensation of our named executive officers. This proposal, commonly known as a “Say on Pay” proposal, gives you, as a stockholder, the opportunity to endorse or not endorse our executive compensation program and related policies and practices as they relate to the compensation of our named executive officers.
The Say on Pay vote is advisory, and therefore is not binding on the Board or the Compensation Committee. Although the vote is non-binding, the Board and the Compensation Committee will review the voting results, seek to determine the cause or causes of any significant unfavorable vote, and take them into consideration when making future decisions regarding our executive compensation program.
We design our executive compensation program to implement our core objectives of providing competitive pay, pay for performance, and alignment of management’s interests with the interests of our stockholders. Stockholders are encouraged to read the Compensation Discussion and Analysis section of this Proxy Statement for a more detailed discussion of how our executive compensation program reflects our core objectives, including the information under the heading “Executive Summary” beginning on page 19 of this Proxy Statement.
Voting and Board of Directors’ Recommendation
The Board believes the Company’s executive compensation program uses appropriate structures and sound practices that are effective in achieving our core objectives. Accordingly, the Board recommends that you vote in favor of the following resolution:
“RESOLVED, that the stockholders of GenMark Diagnostics, Inc. approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed pursuant to the Securities and Exchange Commission’s compensation disclosure rules, including the Compensation Discussion and Analysis and Executive Compensation sections of this Proxy Statement.”
The proposal to approve, on an advisory basis, the compensation of our named executive officers requires the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on such proposal. Abstentions are considered present and entitled to vote with respect to this proposal and will, therefore, be treated as votes “against” this proposal. Broker non-votes with respect to this proposal will not be considered as present and entitled to vote on this proposal, which will therefore reduce the number of affirmative votes needed to approve this proposal.
The Board unanimously recommends a vote “FOR” Proposal 3..

OTHER MATTERS
As of the time of preparation of this Proxy Statement, neither the Board nor management intends to bring before the meeting any business other than the matters referred to in the Notice of Annual Meeting and this Proxy Statement. If any other business should properly come before the meeting, or any adjournment or postponement thereof, the persons named in the proxy will vote on such matters according to their best judgment.

STOCKHOLDERS SHARING THE SAME ADDRESS
In accordance with notices previously sent to many stockholders who hold their shares through a bank, broker or other holder of record (a “Street-Name Stockholder”) and share a single address, if applicable, only one Annual Report and Proxy Statement is being delivered to that address unless contrary instructions from any stockholder at that address were received. This practice, known as “householding,” is intended to reduce the Company’s printing and postage costs. However, any such Street-Name Stockholder residing at the same address who wishes to receive a separate copy of this Proxy Statement or accompanying Annual Report to Stockholders may request a copy by contacting the bank, broker or other holder of record, or the Company by telephone at: (760) 448-4300 or by mail at 5964 La Place Court, Carlsbad, CA 92008. The voting instruction sent to a Street-Name Stockholder should provide information on how to request (1) householding of future Company materials or (2) separate materials if only one set of documents is being sent to a household. If it does not, a stockholder who would like to make one of these requests should contact the Company as indicated above.

BY ORDER OF THE BOARD OF DIRECTORS:

James Fox, Ph.D.
Chairman of the Board

Carlsbad, California
April 17, 2019

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The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees

	For	Against	Abstain
01 Lisa M. Giles	☐	☐	☐
02 Michael S. Kagnoff	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3.

	Yes	No
Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/are available at www.proxyvote.com

GENMARK DIAGNOSTICS, INC.
Annual Meeting of Stockholders
May 31, 2019 2:00 PM Pacific Time
This proxy is solicited by the Board of Directors

The stockholders hereby appoint Hany Massarany and Scott Mendel, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of stock of GENMARK DIAGNOSTICS, INC. that the stockholders are entitled to vote at the Annual Meeting of Stockholders to be held at 2:00 PM, Pacific Time on May 31, 2019, at 5964 La Place Court, Carlsbad, CA 92008, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side

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